                            SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]


Check the appropriate box:

[_] Preliminary Proxy Statement           [_] CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
[X] Definitive Proxy Statement                RULE 14C-5(D)(2))

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12



                       Armstrong World Industries, Inc.
    ------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


                       Armstrong World Industries, Inc.
    ------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2) or
    Item 22(a)(2) of Schedule 14A.

[_] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-
    6(i)(3).

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:

    (2) Aggregate number of securities to which transaction applies:

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

    (4) Proposed maximum aggregate value of transaction:

    (5) Total fee paid:

[_] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

    (2) Form, Schedule or Registration Statement No.:

    (3) Filing Party:

    (4) Date Filed:

Notes:

               [LOGO OF ARMSTRONG WORLD INDUSTRIES APPEARS HERE]

                       ARMSTRONG WORLD INDUSTRIES, INC.

To all Armstrong shareholders:

   You are cordially invited to attend the 1995 Annual Meeting of the Shareholders to be held at the principal office of the Company, Armstrong House North, Liberty and Charlotte Streets, Lancaster, Pennsylvania, on Monday, April 24, 1995, at 10:00 a.m., local time.

   As fully described in the accompanying proxy statement, in addition to the election of directors, you are being asked to consider a vote upon: (1) a Board of Directors' proposal to increase the restricted stock component of directors' compensation; (2) a Board of Directors' proposal to approve certain terms of the performance goal under the Company's Management Achievement Plan; and (3) a shareholder proposal opposed by the Board seeking to modify the Company's confidential voting policy.

   Please carefully review the proxy statement and then complete and execute your proxy and return it promptly to the Company's independent judges of election and vote tabulators, The Corporation Trust Company. Mark your ballot if you desire your vote to be treated in a confidential manner. The vote of each shareholder is important to the Board of Directors. We appreciate your time and attention to this letter and the accompanying proxy statement.

                                            Sincerely yours,

                                            /s/ George A. Lorch

                                            George A. Lorch
                                            Chairman and Chief Executive Officer


March 17, 1995

                       ARMSTRONG WORLD INDUSTRIES, INC.

                            Lancaster, Pennsylvania

                    NOTICE OF ANNUAL SHAREHOLDERS' MEETING


   The Annual Meeting of the Shareholders of Armstrong World Industries, Inc., will be held, in accordance with a resolution of the Board of Directors adopted pursuant to the bylaws of the Company, on Monday, April 24, 1995, at 10:00 a.m., local time, at the principal office of the Company, Armstrong House North, Liberty and Charlotte Streets, Lancaster, Pennsylvania, U.S.A., for the following purposes:

   *  To elect three directors for terms expiring in 1998;

   * To vote upon the Board of Directors' proposal to increase the restricted stock component of directors' compensation by amending the Restricted Stock Plan for Non-Employee Directors;

   * To vote upon the Board of Directors' proposal to approve certain terms of the performance goal under the Company's Management Achievement Plan;

   * To vote upon a shareholder proposal to modify the Company's confidential voting policy; and

   *  To transact such other business as may properly come before the meeting.

   Only holders of Common Stock and the holders of Series A ESOP Convertible Preferred Stock of record on the books of the Company at the close of business on February 17, 1995, will be entitled to vote at the meeting.

   The Board's nominees for directors are set forth in the accompanying proxy statement.

   YOUR VOTE IS IMPORTANT. PLEASE MARK, DATE AND SIGN YOUR PROXY AND PROMPTLY MAIL IT IN THE ENCLOSED ENVELOPE TO THE COMPANY'S INDEPENDENT JUDGES OF ELECTION AND VOTE TABULATORS, THE CORPORATION TRUST COMPANY.

   IF YOU WISH TO HAVE YOUR VOTE TREATED CONFIDENTIALLY PER COMPANY POLICY, PLEASE MARK THE BOX ON YOUR PROXY. EMPLOYEE PARTICIPANTS' VOTES UNDER THE ARMSTRONG EMPLOYEE STOCK OWNERSHIP PLAN AND THE RETIREMENT SAVINGS PLANS ARE TREATED CONFIDENTIALLY.

   THE ENCLOSED PROXY, WHICH IS BEING SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY, CAN BE RETURNED IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.


                                            L. A. Pulkrabek
                                            Senior Vice President, Secretary
                                            and General Counsel


March 17, 1995

                       ARMSTRONG WORLD INDUSTRIES, INC.
                         Liberty and Charlotte Streets
                              Lancaster, PA 17603

                                PROXY STATEMENT

   Proxies in the accompanying form are being solicited by the Board of Directors of the Company for use at the Annual Meeting of the Shareholders on Monday, April 24, 1995. The proxy statement and the form of proxy are being mailed to shareholders commencing on or about March 17, 1995.

   Only holders of Common Stock and Series A ESOP Convertible Preferred Stock (the "ESOP Stock") of record on the books of the Company at the close of business on February 17, 1995 (the "Record Date"), will be entitled to vote at the meeting. On the Record Date there were 37,235,642 shares of Common Stock of the Company outstanding and 5,452,968 shares of ESOP Stock outstanding.

   If a shareholder participates in the Company's Automatic Dividend Reinvestment Plan, the proxy sent to each shareholder will represent the number of shares registered in the shareholder's name and the number of shares, including fractional shares, credited to the shareholder's Automatic Dividend Reinvestment Plan account.

   Holders of Common Stock and ESOP Stock of record as of the close of business on the Record Date, or their proxies, are entitled to one vote per share and to cumulative voting rights in the election of directors. Under cumulative voting, a shareholder, or the shareholder's proxies, may vote the number of shares owned by the shareholder for as many persons as there are directors to be elected, or may cumulate such votes and give to one or distribute among two or more nominees as many votes as shall equal the number of directors to be elected multiplied by the number of the shareholder's shares. The nominees receiving the greatest number of votes will be elected directors.

   Under the Company's confidential voting policy, you may mark the box on the proxy to have your vote treated confidentially. If you do so, your vote will be held confidential by representatives of The Corporation Trust Company, whom the Board of Directors of the Company has appointed as independent judges of election and to tabulate the vote. Employee participants' votes under the Armstrong Employee Stock Ownership Plan and the Retirement Savings Plans are treated confidentially. If you communicate with the Company by adding a comment on your proxy card or enclosing a note, The Corporation Trust Company will convey your comments to the Company in a fashion which will preserve any requested confidential vote.

                             ELECTION OF DIRECTORS

   Nominated by the Board of Directors for reelection at the shareholders' meeting for a term of three years are E. Allen Deaver, James E. Marley, and Jerre L. Stead. The Company's bylaws provide that the stated number of directors shall be not less than nine nor more than thirteen.

   The Company has been advised by persons named in the accompanying proxy that they intend to vote pursuant to the proxy for the election of the following persons and, if necessary, to exercise cumulative voting rights to secure the election of as many as possible of the following nominees: E. Allen Deaver, James E. Marley, and Jerre L. Stead. All three nominees are presently directors of the Company. Each individual nominated for election as a director of the Company has agreed to serve if elected. However, the Company is informed that in the event of the refusal or inability of any nominee for director to serve, the persons named in the accompanying form of proxy intend to vote at the meeting pursuant to the proxy for the election of such other person, if any, as may be nominated by the Board of Directors, subject to the right of the persons named in the proxy to exercise cumulative voting rights as described above.

                     ------------------------------------
                     NOMINEES FOR TERMS TO EXPIRE IN 1998
                     ------------------------------------

E. ALLEN DEAVER
Executive Vice President of Armstrong

Director since 1988            Age 59

[PHOTO OF E. ALLEN DEAVER APPEARS HERE]

A graduate of the University of Tennessee and a former Army officer, Mr. Deaver began his Armstrong career in 1960. He has served as Executive Vice President since 1988. Prior to that time, he gained experience in a variety of engineering and manufacturing positions in the United States and abroad. He was Group Vice President for Corporate Technology and New Business Development (1983-1988). Mr. Deaver is a director of the National Association of Manufacturers, the Pennsylvania Chamber of Business and Industry and the Pennsylvania Economy League. He is also a member of the Boards of Directors of Pennsylvania Power & Light Company and Internacional de Ceramica S.A. de C.V.

JAMES E. MARLEY
Chairman of the Board,
AMP Incorporated

Member--Armstrong Board's Board Development and Nominating Committee (Chairman), Management Development and Compensation Committee, and Public Policy Committee

Director since 1988            Age 59

[PHOTO OF JAMES E. MARLEY APPEARS HERE]

After graduating from Pennsylvania State University, Mr. Marley earned a master's degree in mechanical engineering from Drexel Institute of Technology. Since 1993, he has served as Chairman of the Board of AMP Incorporated (electrical/electronic connection devices), which he joined in 1963. Mr. Marley was President and Chief Operating Officer (1990-1992) and President (1986-1990). He has been active as a Director of The Polyclinic Medical Center, Harrisburg; The Pennsylvania Business Roundtable; Manufacturers' Alliance for Productivity and Innovation; and The Pennsylvania Chamber of Business and Industry. He is a Director of AMP Incorporated, Dauphin Deposit Corporation and Harsco Corporation.

JERRE L. STEAD
Chairman, President and Chief Executive Officer, Legent Corporation

Member--Armstrong Board's Board Development and Nominating Committee and Management Development and Compensation Committee (Chairman)

Director since 1992            Age 52

[PHOTO OF JERRE L. STEAD APPEARS HERE]

A graduate of the University of Iowa, Mr. Stead was also a participant in the Advanced Management Program, Harvard Business School. Since January 1995, he has served as Chairman, President and Chief Executive Officer of Legent Corporation (integrated product and service software solutions). He was Executive Vice President, American Telephone and Telegraph Company (telecommunications) and Chief Executive Officer of AT&T Global Information Solutions (computers and communicating), formerly NCR Corp. (1993-1994). He was President of AT&T Global Business Communications Systems (communications) (1991-1993). Mr. Stead was Chairman, President and Chief Executive Officer (1989-1991) of Square D Company (industrial control and electrical distribution products). He serves as Chairman of the Board of Governors of the National Electrical Manufacturers Association and is active on the Board of Visitors of the University of Iowa and on the Board of Trustees, Coe College. He is a member of the Executive Committee of the Council on Competitiveness and a Director of Legent Corporation, R R Donnelley & Sons Company and TBG Holdings N.V.

                     ------------------------------------
                     DIRECTORS WHOSE TERMS EXPIRE IN 1996
                     ------------------------------------

MICHAEL C. JENSEN
The Edsel Bryant Ford Professor of Business Administration, Graduate School of Business Administration, Harvard University

Member--Armstrong Board's Audit Committee and Finance and Pension Committee

Director since 1990            Age 55

[PHOTO OF MICHAEL C. JENSEN APPEARS HERE]

Professor Jensen earned his Ph.D. in economics, finance, and accounting from the University of Chicago; an M.B.A. degree from that institution; and an A.B. degree from Macalester College. Before joining the faculty of the Harvard Business School in 1985, he taught graduate courses at the University of Rochester (1967-1988). He also has taught at Northwestern University (1967) and as a visiting lecturer at the University of Bern in Switzerland (1976). He is a noted author on a wide range of economic, finance and business topics in scholarly journals, books and the popular and business press. Dr. Jensen is President of Social Science Electronic Publishing, Inc., and serves as a Director of the American Finance Association and the Western Economics Association International. He is a member of the Board of Directors of Analysis Group.

GEORGE A. LORCH
Chairman, President and Chief Executive Officer

Director since 1988            Age 53

[PHOTO OF GEORGE A. LORCH APPEARS HERE]

Mr. Lorch, a graduate of Virginia Polytechnic Institute, began his Armstrong association in 1963. He has served as the Company's Chairman of the Board since April 1994. Prior to his election as President and Chief Executive Officer in September 1993, he served as Executive Vice President from 1988. After various assignments in marketing (1963-1983) with Armstrong and an Armstrong subsidiary, he served as Group Vice President for Carpet Operations during the period 1983 to 1988. Mr. Lorch is a Director of The Stanley Works and Household International, Inc. He is a Trustee of Franklin and Marshall College, a member of the Policy Committee of the Business Roundtable and a member of the Pennsylvania Business Roundtable.

ROBERT F. PATTON
Chairman, Bank Consulting Associates

Member--Armstrong Board's Audit Committee (Chairman) and Finance and Pension Committee

Director since 1976            Age 67

[PHOTO OF ROBERT F. PATTON APPEARS HERE]

Mr. Patton is a graduate of Westminster College and Harvard Law School. Since 1990, he has been Chairman of Bank Consulting Associates, a firm formed by Mr. Patton in January 1990 for the purpose of providing consulting services to financial institutions. He served as Vice Chairman of Integra Financial Corporation (banking) from January 1989 until his retirement in December 1989 and as Chairman of Union National Corporation (banking) from 1983 to January 1989. Previously, he had practiced law for 30 years (1953-1983) with the Pittsburgh firm of Buchanan Ingersoll Professional Corporation which has represented the Company for many years. Mr. Patton is a member of the Boards of Westminster College, Desert Ministries, Inc., and Pittsburgh History and Landmarks Foundation. He is a Director of Integra Financial Corporation and Chairman of its Executive Committee.

                     ------------------------------------
                     DIRECTORS WHOSE TERMS EXPIRE IN 1997
                     ------------------------------------

VAN C. CAMPBELL
Vice Chairman, Corning Incorporated

Member--Armstrong Board's Audit Committee, Finance and Pension Committee (Chairman), and Public Policy Committee

Director since 1991            Age 56

[PHOTO OF VAN C. CAMPBELL APPEARS HERE]

A Cornell University graduate, Mr. Campbell also earned a master's degree in Business Administration from Harvard University. He has served since 1983 as Vice Chairman of Corning Incorporated (glass and ceramic products) and as a member of its Board of Directors. He also serves on the Boards of Dow Corning Corporation and General Signal Corporation. He is a Trustee of the Corning Foundation, the Rockwell Museum and the Corning Museum of Glass and serves on Advisory Boards for the Fuqua School of Duke University and Cornell University. He is active in community affairs, including the United Way and the Boy Scouts of America.

URSULA F. FAIRBAIRN
Senior Vice President--Human Resources, Union Pacific Corporation

Member--Armstrong Board's Board Development and Nominating Committee, Management Development and Compensation Committee, and Public Policy Committee

Director since 1993            Age 52

[PHOTO OF URSULA F. FAIRBAIRN APPEARS HERE]

Mrs. Fairbairn is a graduate of Upsala College and holds a MAT in mathematics from Harvard University. Since 1990, she has served as Senior Vice President, Human Resources, Union Pacific Corporation (transportation and natural resources). Prior to joining Union Pacific, Mrs. Fairbairn worked for 24 years with IBM Corporation (computer technology) in various sales and human resources positions, including Vice President, Marketing Operations. She served as IBM Director of Education and Management Development (1987-1990). She serves on the Boards of Menasha Corporation and V.F. Corporation. Mrs. Fairbairn is on the Executive Committees of the Labor Policy Association and The Business Roundtable Employee Relations Committee. She is active in community affairs and serves on the Board of Associates of Muhlenberg College.

J. PHILLIP SAMPER
Former President, Sun Microsystems Computer Corporation, a unit of Sun Microsystems, Inc.

Member--Armstrong Board's Board Development and Nominating Committee, Management Development and Compensation Committee, and Public Policy Committee (Chairman)

Director since 1985            Age 60

[PHOTO OF J. PHILLIP SAMPER APPEARS HERE]

A graduate of both the University of California at Berkeley and the American Graduate School of International Management, Mr. Samper later earned a master's degree in management from the Massachusetts Institute of Technology. Mr. Samper served as President through February 1995 of Sun Microsystems Computer Corporation (computer workstations), a major unit of Sun Microsystems, Inc., at which time he assumed a consulting and advisory role at Sun Microsystems, Inc. In June 1990, he assumed the positions of President and Chief Executive Officer and Director of Kinder-Care Learning Centers, Inc. (child day-care centers), a position from which he resigned in 1991. He retired as Vice-Chairman and Executive Officer of Eastman Kodak Company (photographic, chemical and health-care products) in 1990 after a career spanning 28 years. He is also active as a member of the Business School Advisory Board of the University of California at Berkeley. As a Hispanic, Mr. Samper has been active in pro-Hispanic efforts nationally. He is a Director of Interpublic Group of Companies, Inc., Sylvan Learning Systems, Inc., and Lifetouch, Inc.

   The Board of Directors held 9 meetings during 1994. Each incumbent director attended at least 75% of the aggregate of the total meetings of the Board of Directors and meetings (23 in total during 1994) of the standing Audit, Board Development and Nominating, Management Development and Compensation, Finance and Pension (formerly Finance) and Public Policy Committees on which each such director served.

                            DIRECTORS' COMPENSATION

   During 1994, the directors who are not officers or employees of the Company were each compensated at the rate of $20,000 per year and, in addition, $1,000 for each Board and Committee meeting attended and $1,000 per diem plus reasonable expenses for special assignments in connection with Board activity. An annual fee of $1,500 was paid to each Committee Chairperson. Directors may elect to participate in the Armstrong Deferred Compensation Plan. During 1994, seven nonemployee directors (including one who has retired) participated in the Armstrong Deferred Compensation Plan, and two nonemployee directors participated in the Deferred Compensation Plan for Non-Employee Directors (a plan as to which future deferrals were terminated June 25, 1990). A Director's Retirement Income Plan is available for all nonemployee directors of the Company. Nonemployee directors who have at least six years of Board service are eligible for benefits at age 65 based on the annual retainer in effect on the date of retirement or benefits at a reduced level starting at age 60 and payable for a period equal to the earlier of the length of service on the Board or until death. In addition to the foregoing, all nonemployee directors participate in the Restricted Stock Plan for Non-Employee Directors pursuant to which each nonemployee director is entitled to receive an initial award of 200 shares of Common Stock upon becoming a director and annual awards of 100 shares on July 1 of each year. Under the Plan, the shares may not be transferred by the director and are subject to forfeiture until the earlier of the director's (1) death or disability, (2) failure to be reelected to the Board after being nominated, (3) retirement from the Board after six years of service (20% of the shares vest each year during the director's first five years of service on the Board) or (4) removal from the Board or failure to be nominated for reelection following a change of control of the Company. The shares are subject to forfeiture if the director is removed from the Board or is not nominated for reelection to the Board. Subject to these forfeiture provisions, each nonemployee director has the right to receive dividends on and has voting power with respect to the shares. In 1994, each nonemployee director received the annual award of 100 shares under the Plan. The directors who are officers or employees of the Company are not separately compensated as directors or for attendance at Board or Committee meetings or as Committee chairpersons.

                         BOARD OF DIRECTORS COMMITTEES

   The Board of Directors has, among others, an Audit Committee, a Management Development and Compensation Committee and a Board Development and Nominating Committee. The Committees receive their authority and assignments from the Board of Directors and report to the Board.

   The current Audit Committee is composed of Robert F. Patton (Chairman), Van
C. Campbell and Michael C. Jensen. The Committee held three meetings during 1994. In fulfilling its responsibilities, the Committee's activities included, but were not limited to, recommendation of the employment of the independent auditors; review of the scope and results of the independent auditors' audit activities and the fees proposed and charged therefor; review of nonaudit services of the independent auditors and the fees proposed and charged therefor; review of the scope and results of the internal audit activities; review of officers' travel and entertainment expenses; and review of the financial activities, financial position and related reports of the consolidated Company.

   The current Management Development and Compensation Committee is composed of Jerre L. Stead (Chairman), Ursula F. Fairbairn, James E. Marley and J. Phillip Samper. The Committee held five meetings during 1994. In fulfilling its responsibilities, the Committee reviews and recommends to the Board of Directors matters involving director compensation and the annual compensation of all directors who are officers or employees of the Company; reviews the compensation budget for all officers of the Company; and periodically reviews the management development plans, the salary and incentive compensation plans and the administration of such plans covering the salaried employees of the Company. Meeting annually as a Committee composed only of nonemployee directors, the Committee reviews matters of senior management succession. The Committee also administers the Long-Term Stock Option Plan for Key Employees, the 1993 Long-Term Stock Incentive Plan, the Company's Management Achievement Plan, the Armstrong Deferred Compensation Plan and the Restricted Stock Plan for Non-Employee Directors. Effective February 27, 1995, the administration of the Restricted Stock Plan for Non-Employee Directors was assumed by the Board Development and Nominating Committee.

   The Board Development and Nominating Committee is composed of James E. Marley (Chairman), Ursula F. Fairbairn, J. Phillip Samper and Jerre L. Stead. The Committee held three meetings during 1994. In fulfilling its responsibilities, the Committee reviews and recommends new director candidates for consideration by the Board of Directors and recommends to the Board the annual Board nominees. It also reviews and makes recommendations dealing with development, performance and effective functioning of the Board. The Board Development and Nominating Committee will consider nominees recommended by shareholders of the Company. Such recommendations should be made in writing, should include a statement of the recommended nominee's qualifications and should be addressed to the Committee at the address of the Company. Actual nominations must be made in accordance with the procedures set forth in the Company's bylaws, a copy of which may be obtained upon written request to the Secretary of the Company. Effective February 27, 1995, the Board designated this Committee as the Committee to review matters of directors compensation, including administration of the Restricted Stock Plan for Non-Employee Directors.

             DIRECTORS' AND EXECUTIVE OFFICERS' SECURITY OWNERSHIP

   The following tabulation shows the amount of the Company's Common Stock beneficially owned directly or indirectly by the Company's directors (and nominees), the named individuals set forth in Table 1 on page 11 and all the directors and executive officers as a group as of December 31, 1994. Except as otherwise noted below, in each instance the nature of beneficial ownership consists of sole voting and investment power.

                                 Amount Held/1/                                                 Amount Held/1/
                                 --------------                                                 --------------
Henry A. Bradshaw                   29,322                 James E. Marley                            979
Van C. Campbell                        800                 Robert F. Patton                         2,803
E. Allen Deaver                     57,290                 J. Phillip Samper                        1,006
Dennis M. Draeger                   38,368                 Frederick B. Starr                      44,484
Ursula F. Fairbairn                    719                 Jerre L. Stead                           2,632
Michael C. Jensen                    3,129                 Directors and executive officers       368,587
George A. Lorch                     61,335                 as a group (19 persons)

/1/ Includes 700 shares held by each nonemployee director (300 shares as to Mrs. Fairbairn, 500 shares as to Mr. Stead and 600 shares as to Mr. Campbell) under the Company's Restricted Stock Plan for Non-Employee Directors, as to which each director has voting but not investment power, and which shares are subject to forfeiture in certain events.

The ownership of each director represents less than 1% of the shares of Common Stock outstanding on December 31, 1994. All current directors and executive officers as a group beneficially own less than 1% of the shares of Common Stock outstanding on December 31, 1994.

The individual and group amounts set out above include shares covered by stock options under the Long-Term Stock Option Plan for Key Employees and the 1993 Long-Term Stock Incentive Plan exercisable within 60 days: George A. Lorch-- 46,200; E. Allen Deaver--42,630; Frederick B. Starr--33,100; Dennis M. Draeger-- 28,370; Henry A. Bradshaw--23,570; and current directors and executive officers as a group--264,254.

The amounts also include shares of Common Stock which may be deemed to be beneficially owned under the Company's Employee Stock Ownership Plan (the "ESOP") assuming that the shares of ESOP Stock held for the account of such persons were converted into shares of Common Stock (each share of ESOP Stock being presently convertible into one share of Common Stock), as follows: George
A. Lorch--1,016; E. Allen Deaver--1,040; Frederick B. Starr--755; Dennis M. Draeger--781; Henry A. Bradshaw--731; and current directors and executive officers as a group--7,698. Each of the named individuals and each member of the group has shared voting power and no investment power with respect to the shares of Common Stock which may be deemed to be allocated to him or her under the ESOP and is also deemed to beneficially own and has shared voting power and no investment power with respect to the same number of shares of ESOP Stock under the ESOP. The ownership of each such individual and all current directors and executive officers as a group represents less than 1% of the outstanding shares of ESOP Stock. For a description of the ESOP, see "Executive Officers' Compensation--Employee Stock Ownership Plan"; and for a description of the ownership of the ESOP Stock, see "Stock Ownership of Certain Beneficial Owners."

Also included are, in the case of E. Allen Deaver, the 560 shares owned by him indirectly under the Retirement Savings Plan for Salaried Employees ("RSP"); in the case of Dennis M. Draeger, the 23 shares owned jointly by Mr. Draeger with his wife, as to which he holds shared voting and investment power, and the 415 shares owned by him indirectly under the RSP; in the case of Henry A. Bradshaw, the 262 shares owned by him indirectly under the RSP; in the case of George A. Lorch, the 59 shares owned jointly by Mr. Lorch with his wife, as to which he holds shared voting and investment power, and the 677 shares owned by him indirectly under the RSP; in the case of Robert F. Patton, the 1,403 shares owned by the Patton Family Partnership of which Mr. Patton is managing partner and has shared voting and investment power, and the 700 shares held by a trust of which Mr. Patton is sole beneficiary and for which he has sole voting and investment power; in the case of Frederick B. Starr, the 430 shares owned by him indirectly under the RSP; and, in the case of Jerre L. Stead, the 100 shares owned jointly by Mr. Stead with his wife, as to which he holds shared voting and investment power.

With respect to current executive officers other than named individuals, the group amount includes the 140 shares held jointly with family members, as to which voting and investment power is shared, and the 1,347 shares owned indirectly under the RSP.

               MANAGEMENT DEVELOPMENT AND COMPENSATION COMMITTEE
                       REPORT ON EXECUTIVE COMPENSATION

   The Management Development and Compensation Committee is responsible for establishing the Company's overall philosophy and policies governing the compensation programs for management personnel. The Committee reviews and recommends to the Board of Directors the annual compensation of all officers who are directors of the Company; reviews and approves the annual salary plans for all officers of the Company; reviews and recommends to the Board of Directors the adoption of or changes to the Company's management incentive plans; and administers the Company's annual Management Achievement Plan, long-term incentive plans and the Armstrong Deferred Compensation Plan.

   In 1994, the Committee conducted a comprehensive review of the Company's executive compensation program. The purpose of the review was to assess the competitiveness and effectiveness of the total executive compensation program which consists of the following elements: base salary, annual incentive, long-term incentives, employee benefits and perquisites. A leading compensation consulting firm was selected to conduct the detailed study which compared Armstrong's executive compensation program to that of 20 other leading manufacturing companies (the comparator group) with comparable sales revenue. Included in this group of companies were four companies from the two Dow Jones industry groups used for the Performance Graph.

Executive Compensation Principles and Philosophy--The design of the executive
- ------------------------------------------------
compensation program is based on the principles that (1) the level and mixture of compensation opportunity be sufficient to attract, retain and motivate the caliber of executive talent vital to the Company's continued success, (2) incentive compensation be at risk and conditional on the attainment of performance goals that are directly related to increasing the long-term value of the Company and achieving superior levels of total shareholder return and (3) individual senior managers be required to own specified amounts of Armstrong Common Stock to insure an ownership stake and enhance the alignment of their personal interests with shareholder interests.

These design principles and philosophy are reflected in the Summary Compensation Table shown on page 11. The bonus amounts earned by Messrs. Lorch and Deaver went from zero in 1992 to the levels shown for 1994 based on the Company's record earnings achievement. In addition, the Board of Directors authorized restricted stock awards for senior managers in recognition of this record-setting financial performance. These restricted stock awards were made in lieu of the special one-time supplemental cash bonus payments which were made to over 2,000 other salaried employees.

Annual Compensation--Utilizing the results of the 1994 executive compensation
- -------------------
study, beginning in 1995 the Company will provide a base salary opportunity at the median level of the comparator group of companies. Base salaries are administered on a "pay for performance" philosophy. Each year, the Chairman and Chief Executive Officer (CEO) prepares a salary plan for each of the Company's officers that, among other things, takes into account their performance and contributions. The proposed salary plans are reviewed by the Committee and, subject to agreed-upon modification, approved for all officers of the Company. The Committee recommends to the Board of Directors for approval the annual base salary compensation of all officers who are directors of the Company. Based on the factors discussed in this paragraph, the base salaries of most, but not all, of the Company's executive officers were increased in 1994 by varying amounts.

Eligible managers may participate in annual incentive plans designed to provide for variable cash compensation on the basis of performance. The Company's primary annual incentive plan is the Management Achievement Plan. A participant can earn cash awards in relation to the attainment of corporate, business unit and individual goals. A specific weighting is assigned to each of these three achievement segments where such segments are applicable. Each participant has a targeted annual incentive award which is expressed as a percentage of base salary earnings and varies with the participant's level of responsibility. In 1994, at least 80% of the targeted annual incentive award for each executive officer was based on corporate and business unit financial goals. Mr. Starr and other key Thomasville managers participated in the Thomasville Achievement Plan in 1994 which provides for variable cash compensation based on the financial results of Thomasville Furniture Industries.

The amount of an executive's incentive award attributable to each achievement segment is determined by measuring performance against the goals established for that segment. For 1994, the maximum payment permitted under the corporate achievement segment was made since the Company achieved an ROA of 10.5% against the established target of 8%. This performance yielded a payment of two times the target award for this segment. Participants received payments under the business unit and/or individual segments of the plan where threshold levels of performance were achieved or exceeded. The incentive amount earned under the individual segment is based upon the executive's achievements against predetermined goals which vary by individual. The individual goals are specific to the executive's position, can be either qualitative or quantitative and are important to the Company's success. For 1994, the Committee approved the individual goals for the Chairman and CEO. For all other participants, individual goals were established for the year by each executive in consultation with his or her superior.

Effective for 1995, the Management Achievement Plan was redesigned to incorporate a higher risk/higher reward philosophy. Return on assets (ROA) has been replaced by Economic Value Added (EVA(R)) as the Company's principal financial measure. EVA is a registered trademark of Stern Stewart & Co. in the United States of America. EVA equals the dollar amount arrived at by taking net operating profit after taxes and subtracting a charge for the use of the capital needed to generate that profit. For the corporate achievement segment, the threshold at which incentives are paid has been raised from the level previously established under the ROA-based plan. Further, the cap or maximum award limit under the corporate achievement segment has been removed such that there will be incremental awards for higher levels of EVA achievement. The incentive awards for the Chairman and CEO and the Executive Vice President will be based entirely on corporate EVA achievement. At least 80% of the targeted annual incentive award for all other executive officers will be based on corporate and/or business unit EVA goal achievement.

The Management Achievement Plan has been structured so that the level of cash compensation (base salary plus annual bonus) will exceed the median level of cash compensation for the comparator group of companies when high levels of corporate, business unit and individual performance are achieved. Conversely, when the Company, business unit and individual fall short of established goals, the level of cash compensation will fall below the median level of cash compensation for the comparator group. For further information regarding the Management Achievement Plan, refer to the description of the plan on page 20 of this proxy statement.

In addition to the normal annual incentive plan, the Committee established for 1994 a special one-time supplemental bonus program to provide additional awards to eligible salaried employees if the Company was able to achieve an ROA of 8.5% or higher. The amount of the additional incentive award increased as the Company's level of ROA achievement increased. In the case of Mr. Starr, the additional incentive award was based on Thomasville's financial results. The special incentive program was endorsed by the Board of Directors and was instrumental in the Company's ROA achievement of 10.5% for 1994. This level of financial performance followed ROA results exclusive of restructuring charges of 3.5% in 1992 and 6.3% in 1993. All eligible salaried employees received cash bonuses except for approximately 40 senior executives, including those executives named in the Summary Compensation Table, who received restricted stock awards in lieu of supplemental cash bonus payments.

Long-Term Incentive Compensation--The Company's 1993 Long-Term Stock Incentive
- --------------------------------
Plan provides for the grant of stock options, performance restricted shares and restricted stock awards. Each year, the Committee reviews, and where appropriate, authorizes long-term incentive grants under the plan. In 1994, senior executives, excluding those who participated in subsidiary long-term incentive plans, received grants of nonqualified stock options and performance restricted shares. Other eligible members of management received grants of nonqualified stock options. Restricted stock awards were made to a small number of key employees for purposes of special recognition and employment retention.

Stock options were granted at the fair market value of the stock on the date of the grant. In determining the number of stock options granted to management, the Committee took into account position levels; the targeted amounts of the long-term incentive award for selected participants; and other factors determined to be relevant such as individual performance, the tax consequences of the grant to the individual and the Company and the number of shares available for issuance under the plan. If the stock price increases significantly, participants stand to realize commensurate rewards and the opportunity to increase their stock ownership positions by exercising their options.

Performance restricted share grants were made to a group of selected senior executives, including all of the executives named in the Summary Compensation Table except for Mr. Starr. Performance restricted share grants made in 1994 are rights to earn shares of Armstrong Common Stock if the Company's performance over the three-year period of 1994 through 1996 meets specific goals established by the Committee. The number of performance restricted shares earned, if any, will be based on Armstrong's total shareholder return as compared to the performance of companies comprising the Standard & Poor's 500. During the three-year performance period, each participant will be credited with dividend equivalents which will be used to grant additional performance restricted shares that will be subject to the same performance requirements and the same terms and conditions. Shares earned will be subject to a four-year restriction period commencing January 1, 1997.

The Committee considered position levels, the targeted amounts of the long-term incentive award, the fair market value of Armstrong Common Stock on December 31, 1993, individual performance and the number of shares available for issuance under the plan in determining the number of performance restricted shares to grant to the senior executive group. If the Company is able to achieve a superior total shareholder return, executives will share in the value created for the shareholders.

The Company has established two subsidiary long-term incentive plans for selected key managers employed by Thomasville Furniture Industries, Inc., and the American Olean Tile Company, Inc. Mr. Starr is a participant in the Thomasville Value Plan. The objective of both plans is to increase the value of the subsidiary business unit thereby increasing the shareholder value of Armstrong. Under each plan, financial performance goals have been established for 1993, 1994 and 1995. Each participant has a target investment award for each year of the three-year period. In the case of Thomasville, the value of the investment award earned is based on Thomasville's annual ROA. For American Olean, the investment award value is based on the annual cash flow for the operation. The actual investment award earned, if any, will be converted to phantom shares in the respective subsidiary company which may be subject to a restriction period. The value of these phantom shares can increase or decrease over the term of any applicable restriction period or such longer period as may be applicable. The value of the phantom shares in each plan will be determined according to a method determined by the Committee. Participants may elect to convert the value of their phantom shares to Armstrong Common Stock or cash following any applicable restriction period or deferral period, except for any executive officers of the Company who may receive only cash.

Stock Ownership Guidelines--The Company recently adopted stock ownership
- --------------------------
guidelines for the top 80 senior executives. These guidelines establish minimum levels of Armstrong Common Stock ownership that executives are expected to meet within five years of notification. Minimum stock ownership amounts range from a value equal to one times base salary for lower level executives to four times base salary for the CEO. These ownership guidelines are intended to insure that senior executives will have a significant ownership stake in the Company while providing an added incentive for the executives to focus on long-term shareholder value creation. The Committee will review the actual levels of individual stock ownership periodically to assess compliance with the guidelines.

Tax Deductibility Under Section 162(m)--It is the opinion of the Company that
- --------------------------------------
all outstanding stock option grants and grants of performance restricted shares will qualify as performance-based compensation under Internal Revenue Code
Section 162(m). Thus, compensation derived from these long-term incentive grants would qualify for exclusion from the compensation of the five highest-paid executives subject to the $1 million limit for business expense tax deductibility. In order to qualify future annual incentive payments under the Management Achievement Plan as performance-based compensation, the Board of Directors is submitting the material terms of the performance goal to be utilized under the plan for shareholder approval. It is the Committee's intention that substantially all executive compensation be deductible for federal income tax purposes until such time that this is no longer consistent with the overall compensation objectives of the Company.

CEO Compensation--In 1994, Mr. Lorch's base salary earnings amounted to
- ----------------
$537,600. While this represents a significant increase over his base salary earnings for 1993, this level of base pay is about 88% of the median base salary level of CEOs in the comparator group of companies. Mr. Lorch served as CEO for the final four months of 1993; thus 1994 is his first full year as CEO of the Company. His annual incentive payment for 1994 under the Management Achievement Plan was $612,864. Mr. Lorch's targeted annual incentive award was weighted 80% on the corporate achievement segment and 20% on the individual achievement segment. For 1994, the Company's ROA was 10.5% against the target of 8%. The 10.5% performance compares to 1992 and 1993 results exclusive of restructuring charges of 3.5% and 6.3% respectively. As described earlier, the Committee established for 1994 a special one-time supplemental incentive program to provide additional awards if the Company was able to achieve an ROA of 8.5% or higher. Mr. Lorch received a restricted stock award of 12,735 shares of Armstrong Common Stock in lieu of a cash bonus payment under this program. The Management Achievement Plan payment and restricted stock award are performance-based compensation earned on the basis of the Company's record financial performance for 1994. On February 22, 1994, the Committee authorized a grant of 12,500 nonqualified stock options at an exercise price of $54.625 per share and a grant of 3,750 performance restricted shares to Mr. Lorch.

The Chairman and CEO's total direct compensation opportunity at target has been established such that less than 40% of the total direct compensation opportunity will be fixed and represented by base salary earnings. The remainder will be performance-based, comprised of an annual cash incentive opportunity under the Management Achievement Plan and a stock-based long-term incentive opportunity under the 1993 Long-Term Stock Incentive Plan.

                               Management Development and Compensation Committee
                                            Jerre L. Stead, Chairman
                                            Ursula F. Fairbairn
                                            James E. Marley
                                            J. Phillip Samper


          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

   Mrs. Ursula F. Fairbairn, Messrs. James E. Marley, J. Phillip Samper, Jerre
L. Stead and Wm. Wallace Abbott (who retired from the Board effective April 25,
1994) served as members of the Company's Management Development and Compensation Committee during 1994.

                       EXECUTIVE OFFICERS' COMPENSATION

   The following table shows the compensation received by the Chief Executive Officer and the four other most highly compensated executive officers of the Company (the "Named Executives") for services to the Company and its subsidiaries during the last three fiscal years:

                      TABLE 1: SUMMARY COMPENSATION TABLE

- -----------------------------------------------------------------------------------------------------------------------
                                               ANNUAL COMPENSATION                LONG-TERM COMPENSATION
                                          ----------------------------------------------------------------
                                                                                   Awards         Payouts
                                                                 Other     -------------------------------       All
                                                                 Annual    Restricted                            Other
                                                                 Compen-      Stock      Options/   LTIP        Compen-
Name and                                  Salary      Bonus      sation      Award(s)      SARs    Payouts      sation
Principal Position                Year      ($)       ($)/1/     ($)/3/       ($)/4/       (#)        ($)        ($)/5/
- -----------------------------------------------------------------------------------------------------------------------
G. A. Lorch                       1994    537,600    612,864        -        584,218      12,500       0         19,798
Chairman and                      1993    373,700    133,684        -              0       7,800       0         13,573
Chief Executive Officer           1992    299,000          0        -              0       9,200       0         10,905
- -----------------------------------------------------------------------------------------------------------------------
E. A. Deaver                      1994    381,600    362,520        -        501,093      10,000       0         20,056
Executive Vice President          1993    327,100    106,018        -              0       7,800       0         14,566
                                  1992    299,000          0        -              0       9,200       0         11,642
- -----------------------------------------------------------------------------------------------------------------------
F. B. Starr                       1994    264,000    425,903/2/     -         33,443           0       0         13,969
President, Thomasville            1993    252,000    140,794        -              0           0       0         10,972
Furniture Industries, Inc.        1992    243,300     21,994        -              0       6,750       0          9,533
- -----------------------------------------------------------------------------------------------------------------------
D. M. Draeger                     1994    256,800    232,276        -        104,687       5,000       0         14,562
President, Worldwide              1993    234,800    119,278        -              0       4,350       0         11,122
Floor Products Operations         1992    215,800     66,121        -              0       6,150       0          8,132
- -----------------------------------------------------------------------------------------------------------------------
H. A. Bradshaw                    1994    231,600    231,600        -         83,905       4,350       0         12,334
President, Worldwide              1993    210,000     86,772        -              0       3,950       0          3,432
Building Products Operations      1992    189,600     20,780        -              0       5,400       0            972
- -----------------------------------------------------------------------------------------------------------------------

/1/ Bonuses are paid in the year following the year in which shown. In addition, Messrs. Lorch, Deaver, Draeger and Bradshaw received restricted stock awards in recognition of the Company's record financial results in 1994. Mr. Starr received a restricted stock award in recognition of Thomasville's financial results.

/2/ This amount includes $241,314 which represents the year-end value of Thomasville phantom shares earned by Mr. Starr under the Thomasville Value Plan. These shares are subject to a four-year restriction period during which time the value of these shares can increase or decrease.

/3/ Aggregate value does not exceed the lesser of $50,000 or 10% of shown salary and bonus.

/4/ The Named Executives received restricted stock awards in 1995 which will vest one year from date of grant: George A. Lorch--12,735 shares; E. Allen Deaver--10,923 shares; Frederick B. Starr--729 shares; Dennis M. Draeger--2,282 shares; and Henry A. Bradshaw--1,829 shares. The number and value of all restricted stock held by each of the Named Executives as of December 31, 1994, which consists of performance restricted shares granted in 1993 and 1994, was as follows: George A. Lorch--7,650 ($294,525); E. Allen Deaver--6,900 ($265,650);
Frederick B. Starr--0 ($0); Dennis M. Draeger--3,700 ($142,450); and Henry A. Bradshaw--3,300 ($127,050). In order to earn the performance restricted shares, the Company's total shareholder return for the two three-year periods ending in 1995 and 1996 must equal the 60th percentile of companies comprising the Standard & Poor's 500. During the performance periods, participants will be credited with dividend equivalents which will be used to grant additional performance restricted shares that will be subject to the same performance requirements and the same terms and conditions.

/5/ These amounts include the above-market interest credited to each named individual's Armstrong Deferred Compensation Plan Account: George A. Lorch-- $15,466; E. Allen Deaver--$15,317; Frederick B. Starr--$11,805; Dennis M. Draeger--$11,127; and Henry A. Bradshaw--$8,410.

The amounts also include the imputed income for group life insurance in excess of $50,000: George A. Lorch--$624; E. Allen Deaver--$975; Frederick B. Starr-- $0; Dennis M. Draeger--$624; and Henry A. Bradshaw--$975.

The amounts also include vested amounts to ESOP for members' Equity and Bonus
Accounts: George A. Lorch--$3,708; E. Allen Deaver--$3,764; Frederick B. Starr-- $2,164; Dennis M. Draeger--$2,811; and Henry A. Bradshaw--$2,949.

Management Achievement Plan--The Management Achievement Plan is designed to
- ---------------------------
promote the Company's financial success by motivating key Company and selected subsidiary executives to produce outstanding results by providing them the opportunity to earn additional financial rewards based on the attainment of defined corporate, business unit and individual goals. Under the Plan, the Company establishes for each participant at the beginning of each year a target incentive cash award based on the achievement of defined corporate, business unit and individual goals. For 1994, the corporate goal was 8% return on assets, and the Plan provided that no awards under the corporate achievement segment would be paid if the level of corporate achievement was less than 8.5% return on equity. At the end of the year, the results actually achieved are evaluated against these goals to determine the amount, if any, of additional compensation earned by individuals participating in the Plan. The Plan permits payments under the business unit and individual goal segments, even if the corporate achievement level is not reached, when a unit or individual participant achieves the targeted goals. Under guidelines adopted by the Management Development and Compensation Committee, significant restructuring charges and changes in accounting standards are excluded for purposes of determining award payments under the corporate and business unit segments of the Plan.

Deferred Compensation Plan--To enhance the retention and attraction of high-
- --------------------------
quality members of the Board of Directors and upper management, the Board approved in 1985 a Deferred Compensation Plan covering directors and certain management employees to be selected by a deferred compensation committee. Under the Plan, participants can elect to defer up to 15% of their compensation (100% in the case of nonemployee directors) and, as a result, to receive certain supplemental retirement benefits upon retirement or the attainment of a certain age. Payment of the supplemental retirement benefit normally is by monthly annuity for a period of 15 years (10 years in the case of nonemployee directors). Scheduled survivor benefits also are payable. If the employee resigns without the Company's consent or if a director leaves the Board prior to completing one year of service, then, in lieu of the supplemental benefit, a lump-sum amount equal to the amount actually deferred to the date of termination plus interest at 6% per annum is payable. Certain termination situations following a change of control of the Company permit participants the option to receive a lump-sum amount including interest as if the supplemental retirement benefit were payable, less a penalty. Irrevocable trusts are funded with assets having the present value of the estimated future benefits for all deferrals completed through 1992 for all active and retired participants. For deferrals completed in 1993 and beyond, the trusts will be funded with assets having a present value equal to the projected account balance through the end of the current year. The majority of the present value of these assets is represented by life insurance policies owned by the trusts on the lives of participants in the Plan. Benefits under the Deferred Compensation Plan are financed so that the Company anticipates recapturing the benefit costs under the Plan.

Retirement Savings Plan for Salaried Employees ("RSP")--Under the RSP, as
- ------------------------------------------------------
amended, all full-time salaried employees of the Company who meet certain eligibility criteria may elect to have withheld from their regular and incentive compensation either certain pretax or after-tax amounts for investment in any of nine Plan funds, including an Armstrong Common Stock Fund. Employees' contributions in the Armstrong Common Stock Fund are funded on a current basis with the trustee who purchases stock in the open market and holds it for the account of each employee. The Plan contains provisions governing transfers among funds and various payment and withdrawal provisions. Upon termination of employment, death or retirement, a participant may direct that amounts credited to his or her accounts under the Plan be distributed in the form of either a lump sum or an annuity. A participant who elects to receive a lump-sum distribution may elect to receive amounts credited to the Armstrong Common Stock Fund in the form of cash or Common Stock.

Employee Stock Ownership Plan ("ESOP")--The ESOP is both a stock bonus plan with
- --------------------------------------
a cash or deferred arrangement and an employee stock ownership plan qualified under Section 401 of the Internal Revenue Code. The Plan is designed to invest primarily in Armstrong stock through leveraged purchases. Under the Plan, members in the ESOP receive interests in shares of the Company's ESOP Stock held by a trust established under the Plan. Each share of ESOP Stock is convertible into one share of Armstrong Common Stock (subject to adjustment in certain events) at the option of Mellon Bank, N.A., as trustee. The trustee has the right to sell shares of ESOP Stock back to the Company for $47.75 per share at the time a member in the ESOP separates from service so that upon distribution of a member's account under the Plan, the member will receive (in cash or Common Stock at the election of the member) the higher of (i) the market value of the Common Stock, or (ii) $47.75 for each share of ESOP Stock credited to the member's account under the Plan. All employees of the Company or of participating subsidiaries of the Company who meet certain eligibility criteria are covered under the Plan.

An eligible employee may elect to reduce his or her compensation by 1%, 2%, 3% or 4%, subject to certain limitations. Shares of ESOP Stock are allocated to members' Exchange Contribution Accounts so that each member who reduced his or her compensation will have allocated, to his or her Exchange Contribution Account, Company stock with a value as of the date of allocation equal to the amount by which his or her compensation was reduced. In addition, shares will be allocated automatically to the Equity Accounts of members employed by the Company (but not participating subsidiaries generally) according to a schedule generally based on such member's age. Because the Equity Account is intended to provide a source of funds to replace certain retiree medical benefits which were previously provided by the Company, the schedule is designed to provide for greater allocations of shares for older employees, since such employees are closer to retirement age and thus will need to purchase retiree medical insurance at an earlier date than younger employees. Shares of ESOP Stock available for allocation after the above allocations have been made will be allocated to the Bonus Account of each participant in the Exchange Contribution feature of the Plan in proportion to the ratio of Exchange Contributions made on behalf of the member to the Exchange Contributions made on behalf of all members. A member, or his or her beneficiary, is entitled to receive a distribution of his or her vested ESOP accounts upon death or any other separation from service in the form of cash or, upon request, Company Common Stock. The Plan provides for accelerated vesting of a member's ESOP accounts in certain events including a change in control of the Company.

Under the Plan, shares of ESOP Stock or, upon conversion, Common Stock, allocated to a participant's account are voted by the ESOP trustee in accordance with the participant's direction. Unallocated shares and allocated shares for which the trustee does not receive directions are voted by the trustee in the same proportion as directed shares are voted.

Employment Protection Plan for Salaried Employees--The Company's Employment
- -------------------------------------------------
Protection Plan for Salaried Employees is designed to encourage the attraction of new employees and to reinforce and encourage the continued attention and dedication of all salaried employees of the Company, as well as to protect certain rights and benefits of employment. Under the Plan, all salaried employees of the Company are entitled to severance pay and continuation of benefits if they are terminated for other than cause or resign for good reason, in each case as defined in the Plan, within two years following a change in control of the Company, as defined in the Plan. The amount of the severance pay to which an eligible employee is entitled is based on the employee's length of service and cash compensation, ranging from a minimum of two weeks' pay to a maximum of 104 weeks' pay, subject to certain limitations, and is payable in a lump sum promptly following the employee's date of termination. The amount of the severance pay to which each of the Named Executives in Table 1 would be entitled under the Plan if the events that trigger payment had occurred on December 31, 1994, is as follows: George A. Lorch--$1,100,000; E. Allen Deaver--$817,200; Frederick B. Starr--$581,588; Dennis M. Draeger--$645,842; and Henry A. Bradshaw--$504,760.

Severance Pay Plan for Salaried Employees--The Company's Severance Pay Plan for
- -----------------------------------------
Salaried Employees, adopted in 1990 and effective May 1, 1989, is designed to cushion the effects of unemployment for those salaried employees whose employment is terminated on action initiated by the Company under certain conditions. All salaried employees of the Company are eligible for severance pay if they are terminated by the Company and are not otherwise excluded from the receipt of such benefits for reasons set forth in the Plan. No employee is eligible for severance pay where the employee voluntarily terminates employment or where the termination is in connection with the sale of a plant, unit, division or subsidiary and the employee has the opportunity for continued employment in a similar position with comparable compensation and within the same geographic area with a successor organization. The amount of the severance pay that an eligible employee may receive is based on the employee's length of service, the reason for the termination and cash compensation, ranging from a minimum of two weeks' pay to a present maximum of 78 weeks' pay, subject to certain limitations, and may be paid by salary continuation or lump-sum payments or a combination of periodic or lump-sum payments.

                TABLE 2: OPTION/SAR GRANTS IN LAST FISCAL YEAR

   The following table sets forth information regarding the grant of stock options during 1994 under the Company's 1993 Long-Term Stock Incentive Plan ("the Plan") to each of the Named Executives and to all optionees as a group:

- -------------------------------------------------------------------------------------------------------------------------
                                    Individual Grants                                   Potential Realizable Value
- ------------------------------------------------------------------------------------      At Assumed Annual Rates
                                      Percent Of                                        Of Stock Price Appreciation
                       Options/     Total Options/                                          For Option Term/2/
                        SARs         SARs Granted     Exercise Or                   -------------------------------------
                      Granted/1/     To Employees     Base Price       Expiration       0%           5%            10%
Name                     (#)        In Fiscal Year     ($/share)         Date          ($)          ($)            ($)
- -------------------------------------------------------------------------------------------------------------------------
G. A. Lorch            12,500            5.1             54.625         02/21/04        0         429,414       1,088,226
E. A. Deaver           10,000            4.0             54.625         02/21/04        0         343,531         870,580
F. B. Starr                 0            0.0                -               -           0               0               0
D. M. Draeger           5,000            2.0             54.625         02/21/04        0         171,766         435,290
H. A. Bradshaw          4,350            1.8             54.625         02/21/04        0         149,436         378,703
- -------------------------------------------------------------------------------------------------------------------------
All Optionees         247,150          100.0             54.625         02/21/04        0       8,490,373      21,516,396
- -------------------------------------------------------------------------------------------------------------------------


/1/ With certain exceptions for death or disability and defined change in control events under the Plan, no option/SAR is exercisable for a period of 18 months from its date of grant. "Change in control" means a situation where: (1) any person acquires beneficial ownership of 28 percent or more of the then outstanding voting stock of the Company and within five years thereafter disinterested directors no longer constitute at least a majority of the Board, or (2) a business combination with an interested shareholder (10% or more) occurs which has not been approved by a majority of disinterested directors.

/2/ As required by the Securities and Exchange Commission, the amounts shown assume a 5% and 10% annual rate of appreciation on the price of the Company's Common Stock throughout a 10-year Option Term. There can be no assurance that the rate of appreciation assumed for purposes of this table will be achieved. The actual value of the stock options to the Named Executives and all optionees as a group will depend on the future price of the Company's Common Stock. As reflected in the column which assumes a 0% rate of appreciation, the stock options will have no value to the Named Executives and other optionees if the price of the Company's Common Stock does not increase above the exercise price of the option. If the price of the Company's Common Stock increases, all shareholders will benefit commensurately with the optionees. As of December 31, 1994, there were 37,276,778 shares of Common Stock outstanding (not including the ESOP Stock). Using the same Assumed Annual Rates of Stock Price Appreciation for the Option Term to arrive at Potential Realizable Value shown in Table 2 above, the gain to all shareholders as a group at the 5% and 10% rates would be $1,280,573,488 and $3,245,243,510 respectively. The amount of the gain to all optionees as a percent of the gain to all shareholders under these scenarios would be approximately 1%.

         TABLE 3: AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                     AND FISCAL YEAR-END OPTION/SAR VALUES

   The following table sets forth information regarding the exercise of stock options during 1994 and the unexercised options held as of the end of 1994 by each of the Named Executives:

- ----------------------------------------------------------------------------------------------------------------------
                                        Value                  Number Of                    Value Of Unexercised,
                                      Realized           Unexercised Options/SARs           In-The-Money Options/
                        Shares     (market price            At Fiscal Year-End             SARs At Fiscal Year-End
                       Acquired   at exercise less                (#)                                ($)
                     On Exercise   exercise price)   -----------------------------------------------------------------
   Name                  (#)             ($)           Exercisable    Unexercisable       Exercisable    Unexercisable
- ----------------------------------------------------------------------------------------------------------------------
G. A. Lorch             1,400           29,575            46,200           12,500           247,369           0
E. A. Deaver            2,623           64,591            42,630           10,000           212,390           0
F. B. Starr             4,600          202,400            33,100                0           200,373           0
D. M. Draeger               0                0            28,370            5,000           147,150           0
H. A. Bradshaw          1,360           48,365            23,570            4,350           132,514           0
- ----------------------------------------------------------------------------------------------------------------------

        TABLE 4: LONG-TERM INCENTIVE PLANS - AWARDS IN LAST FISCAL YEAR

- ----------------------------------------------------------------------------------------------------
                                                            Estimated Future Payouts Of Performance
                       Number Of         Performance       Shares Under Nonstock Price-Based Plan/2/
                      Performance        Period Until     ------------------------------------------
                       Restricted         Maturation       Threshold        Target          Maximum
   Name                 Shares            Or Payout           (#)             (#)             (#)
- ----------------------------------------------------------------------------------------------------
G. A. Lorch              3,750            1994-1996          1,875           3,750          11,250
E. A. Deaver             3,000            1994-1996          1,500           3,000           9,000
F. B. Starr/1/             -                  -                 -              -               -
D. M. Draeger            1,500            1994-1996            750           1,500           4,500
H. A. Bradshaw           1,300            1994-1996            650           1,300           3,900
- ----------------------------------------------------------------------------------------------------

/1/ See footnote 2 to Table 1 on page 11.
/2/ The number of performance restricted shares earned will be determined on the basis of the Company's total shareholder return (share price appreciation plus reinvested dividends) over the performance period as compared to that of companies comprising the Standard & Poor's 500. The Committee has established an award achievement schedule that specifies threshold, target and maximum award performance levels. The target award will be earned if the Company's total shareholder return equals the 60th percentile level of the Standard & Poor's
500. The threshold award will be earned at the 50th percentile level, and the maximum award will be earned at the 90th percentile level. No performance restricted shares will be earned if the Company's total shareholder return is less than zero. During the performance period, participants will be credited with dividend equivalents which will be used to grant additional performance restricted shares that will be subject to the same performance requirements and the same terms and conditions. Performance restricted shares that are earned will be converted to an equal number of shares of Common Stock. These shares will be subject to a four-year restriction period commencing January 1, 1996. Shares earned, including those acquired through reinvested dividends, will vest at a rate of 25% per year during the restriction period.

                               PERFORMANCE GRAPH
              Comparison of Five-Year Cumulative Total Return/1/
       Among Armstrong Common Stock, the S&P 500 Index and the Dow Jones
         Home Furnishings & Appliances and Building Materials Indexes

   The following graph compares the cumulative total return, including reinvestment of dividends, among the Company's Common Stock, a broad equity market index and two industry indexes for the last five years:

                             [GRAPH APPEARS HERE]

                                          DOW JONES HOME   DOW JONES        ARMSTRONG
Measurement period         S&P            FURNISHINGS &    BUILDING         WORLD
(Fiscal Year Covered)      500            APPLIANCES/2/    MATERIALS/2/     INDUSTRIES, INC.
- ---------------------    --------         -------------    -----------      ---------------
1989                     $ 100               $ 100          $ 100               $ 100
1990                     $  97               $  65          $  75               $  70
1991                     $ 126               $ 106          $ 101               $  85
1992                     $ 136               $ 134          $ 128               $  96
1993                     $ 150               $ 190          $ 157               $ 166
1994                     $ 152               $ 152          $ 126               $ 123




/1/ Assumes $100 invested on December 31, 1989, in Company Common Stock or index including reinvestment of dividends. Fiscal year ending December 31.
/2/ Two industry indexes have been selected to more accurately reflect the Company's mix of residential, nonresidential and international end-use markets. The indexes are: the Dow Jones Home Furnishings & Appliances Index (which includes Black & Decker, Leggett & Platt, Inc., Maytag Corp., Shaw Industries, Inc., Whirlpool Corp. and Zenith Electronics Corp.) and the Dow Jones Building Materials Index (which includes Armstrong, Calmat Co., Manville Corp., Masco Corp., Owens-Corning Fiberglas Corp., Sherwin-Williams Co. and Vulcan Materials Co.).

                        RETIREMENT INCOME PLAN BENEFITS

   The following table shows the estimated pension benefits payable to a covered participant at normal retirement age under the Company's Retirement Income Plan, which is a qualified defined benefit pension plan, as well as under the Company's Retirement Benefit Equity Plan, which is a partially funded, nonqualified supplemental pension plan that provides benefits that would otherwise be denied participants by reason of certain Internal Revenue Code limitations on qualified plan benefits. The amounts shown in the table are based on compensation that is covered under the plans and years of service with the Company and its subsidiaries.

              TABLE 5: ANNUAL RETIREMENT BENEFIT BASED ON SERVICE

         Average Final
          Compensation              25 Years               30 Years               35 Years                40 Years
         -------------              --------               --------               --------                --------
            $300,000               $112,000                $135,000               $157,000                $175,000
             350,000                132,000                 158,000                184,000                 205,000
             400,000                151,000                 181,000                211,000                 235,000
             450,000                170,000                 204,000                238,000                 265,000
             500,000                190,000                 228,000                265,000                 295,000
             550,000                209,000                 251,000                292,000                 325,000
             600,000                228,000                 274,000                320,000                 356,000
             650,000                248,000                 297,000                347,000                 386,000
             700,000                267,000                 321,000                374,000                 416,000
             750,000                287,000                 344,000                401,000                 446,000
             800,000                306,000                 367,000                428,000                 476,000

   A participant's compensation covered by the Company's pension plan is the average of his or her annual compensation (as reported under the columns captioned "Salary" and "Bonus" in the Summary Compensation Table) in the three best paid years in the 10 years prior to retirement. The 1994 annual covered compensation and estimated years of service under the Plan for each of the Named Executives were as follows: George A. Lorch--$671,284 (31.5 years); E. Allen Deaver--$487,618 (34.5 years); Frederick B. Starr--$328,512 (36.9 years); Dennis
M. Draeger--$376,078 (32.5 years); and Henry A. Bradshaw--$318,372 (31.9 years).
Benefits shown assume retirement in 1994 and are computed as a straight life annuity beginning at age 65 and are not subject to deduction for Social Security or other offsets. Mr. Starr's retirement benefit will be based on the benefit formula for salaried employees of Thomasville Furniture Industries, Inc., which produces a slightly lower benefit than the figures shown in the above table.

   If the Retirement Income Plan is terminated within five years following a change in control of the Company, as defined in footnote 1 of Table 2 on page 14, then any Plan assets remaining after satisfying Plan liabilities are first to be applied to increase retirement income to employees, including the Named Executives, up to an amount that they would have been eligible to receive under the Plan assuming, on an actuarial basis, they continued employment until retirement. In the event a salaried member is terminated other than for cause or resigns for good reason, in each case as defined in the Plan, within two years following a change in control of the Company, then such members with at least 10 years of service and at least 50 years of age would be eligible for early retirement without certain normal reductions applying and with the addition of certain Social Security replacement benefits; such members with 15 or more years of service also would receive credit under the Plan for an additional five years of service. The Retirement Benefit Equity Plan provides for certain restrictions on amendment or termination of the Plan following a change in control of the Company and provides for payment either by the Company or from an established and funded Retirement Benefit Equity Trust, a nonqualified trust under which assets are held to provide for the payment of benefits under the Retirement Benefit Equity Plan.

                 STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

   The following table sets forth each person or entity who may be deemed to have beneficial ownership of more than 5% of the outstanding Common Stock of the Company based upon information furnished to the Company as of December 31, 1994:

                                                  Amount and Nature of   Percent
Name and Address of Beneficial Owner              Beneficial Ownership   of Class
- -----------------------------------------------   --------------------   --------
Mellon Bank Corporation                               7,091,417/1/       16.6/2/
One Mellon Bank Center
Pittsburgh, PA 15258-0001

/1/ Mellon Bank, N.A., a subsidiary of Mellon Bank Corporation, is the trustee of Armstrong's Employee Stock Ownership ("Share in Success") Plan (the "ESOP"). In that capacity, Mellon Bank, N.A. may be deemed to be the beneficial owner of, and has shared voting power and sole investment power with respect to, 5,478,417 shares of Common Stock, or 12.8% of the voting shares outstanding, because the ESOP Stock is presently convertible, at the option of the trustee, into Common Stock on a one-to-one basis. In that capacity, Mellon Bank also beneficially owns, and has shared voting power and sole investment power with respect to, the same number of shares of ESOP Stock, which represents 100% of the outstanding shares of ESOP Stock. The ESOP Stock votes with the Common Stock as if converted. Under the ESOP, shares of ESOP Stock or, upon conversion, Common Stock, allocated to a participant's account are voted by the ESOP trustee in accordance with the participant's direction. Unallocated shares and allocated shares for which the trustee does not receive directions are voted by the trustee in the same proportion as the directed shares are voted. Mellon Bank Corporation and its affiliates may be deemed to beneficially own an additional 1,613,000 shares of Common Stock, or 3.8% of the voting shares outstanding, in various fiduciary capacities, as to which Mellon Bank Corporation and its affiliates exercise sole voting power with respect to 964,000 shares, shared voting power with respect to 89,000 shares, sole investment power with respect to 1,351,000 shares and shared investment power with respect to 262,000 shares. Mellon Bank Corporation and its affiliates disclaim beneficial ownership of these shares.

/2/ In accordance with applicable rules of the Securities and Exchange Commission, this percentage is based upon the total of the 37,276,778 shares of Common Stock and the 5,478,417 shares of ESOP Stock (which are presently convertible, at the option of the ESOP trustee, into Common Stock on a one-to-one basis) that were outstanding on December 31, 1994.

                APPROVAL OF AMENDMENTS TO THE RESTRICTED STOCK
                        PLAN FOR NON-EMPLOYEE DIRECTORS

   On February 27, 1995, the Board of Directors of the Company adopted certain amendments to the Company's Restricted Stock Plan for Non-Employee Directors (the "Directors Plan"). The purposes of the amendments to the Directors Plan are to: (i) more closely tie nonemployee directors' compensation to the performance of the Company's Common Stock by providing that a greater portion of it be in the form of restricted shares of Common Stock; (ii) make the Company's nonemployee directors' compensation more competitive with that paid by other large companies; and (iii) reduce the need for further increases in cash compensation to Directors.

   The Directors Plan was originally adopted by the Board of Directors in June 1990 and approved by the shareholders on April 29, 1991. As adopted and subsequently amended, the Directors Plan authorized the automatic grant of 200 restricted shares of Common Stock of the Company to each person serving as a nonemployee director on the effective date of the Plan and to each person who is first elected as a nonemployee director thereafter (the "Initial Award"). The Directors Plan also provided for the automatic grant to each such nonemployee director of an additional 100 restricted shares of Common Stock on July 1st of each year that he or she continued to serve as a director. Twenty percent (20%) of the shares subject to any one award became free of restrictions upon the directors completion of one full year of service from the date of the Initial Award is made. The maximum number of shares of Common Stock issuable under the Directors Plan was fixed at 25,000.

   The amendments adopted by the Board of Directors on February 27, 1995 provided as follows:

   1. Increase in the number of restricted shares to be awarded to continuing directors on July 1st of each year under the Directors Plan as follows:

                   Years                          Amount
                   -----                          ------
                 1995-1996                         200
                 1997-1998                         300
                 1999-2000                         400
            2001 and thereafter                    500

   2. Increase the number of shares of Common Stock issuable under the Directors Plan from 25,000 to 100,000.

   These amendments are being submitted to the shareholders of the Company for their approval.

   The following is a summary of the material provisions of the Directors Plan, as amended by the Board on February 27, 1995, and is qualified in its entirety by the complete text on the Directors Plan attached hereto as Exhibit A.

The Plan. The purpose of the Plan is to provide grants of restricted shares of
- --------
the Common Stock of the Company, par value $1.00 per share, to nonemployee directors as part of their compensation in order to attract and retain the service of outstanding persons, to provide competitive remuneration for such service and to align a portion of the nonemployee directors' long-term compensation to the enhancement of shareholder value.

Administration and Participation. The Plan will be administered by the Board
- --------------------------------
Development and Nominating Committee of the Board of Directors of the Company (the "Committee"). Participation in the Plan is limited to persons who serve on the Board at any time while the Plan is in effect and who are not currently employees of the Company (the "Participants"). Thus, employee directors are not Participants in the Plan.

Issuable Stock. There are 100,000 shares of Common Stock of the Company reserved
- --------------
for purposes of the Plan. These shares may be authorized and unissued shares or treasury shares. The Board has the authority, in its discretion, to adjust the number and class of shares available for issuance under the Plan to reflect certain events such as recapitalizations, stock splits or stock dividends.

Awards. The Plan provides for an initial award of 200 restricted shares of
- ------
Common Stock on the effective date of the Plan. Thereafter, each person who first becomes a nonemployee director also will be awarded 200 restricted shares of Common Stock. Each July 1 during the effectiveness of the Plan, those Participants who continue to serve on the Board will be awarded the following amounts of additional shares of Common Stock:

                   Years                          Amount
                   -----                          ------
                 1995-1996                         200
                 1997-1998                         300
                 1999-2000                         400
            2001 and thereafter                    500

Restrictions and Forfeiture. Each award of restricted shares pursuant to the
- ---------------------------
Plan will be registered in the Participant's name on the Company's transfer ledgers, but the Treasurer of the Company will retain possession of the share certificates until the restrictions on the shares are removed. The restricted shares cannot be sold, assigned, pledged or otherwise transferred or encumbered, unless and until the restrictions are removed. Restricted shares are also subject to forfeiture until the restrictions are removed. Each participant will have the right to vote or execute proxies with respect to the restricted shares registered in his or her name (after approval of the Plan by the shareholders) and to receive all dividends and other distributions made with respect to such shares, unless and until such shares are forfeited pursuant to the Plan.

Removal of Restrictions. The restrictions on the shares issued to a Participant
- -----------------------
will be removed in certain circumstances: (i) termination of a Participant's service due to death or disability; (ii) retirement of a Participant after six years of Board service; (iii) termination of Board service due to failure to be reelected to the Board after being duly nominated; and (iv) removal from the Board or failure to be duly nominated for reelection to the Board following a change in control of the Company. If a Participant's service on the Board is terminated for any other reason, other than removal or failure to be renominated, then the restrictions on 20% of the shares previously awarded to a Participant will thereupon be removed for each year of service on the Board after the initial award to the Participant under the Plan. Removal from the Board or failure to be renominated for reelection, except following a change of control, will not result in removal of the restrictions.

Any shares remaining restricted at the termination of a Participant's service on the Board will be forfeited and revert to the Treasury of the Company.

As of February 27, 1995, there were seven nonemployee directors, all of whom participate in the Plan. The Plan awards are in addition to the directors' annual cash retainer and meeting fees.

Vote Required for Approval of Amendments to Directors Plan. Approval of the
- ----------------------------------------------------------
Restricted Stock Plan for Non-Employee Directors requires the affirmative vote of a majority of the votes present either in person or by proxy at the meeting.

   The Board of Directors believes it is in the interests of the Company and its shareholders to adopt the Amendments to the Directors Plan and recommends a vote "FOR" the proposal.


           PROPOSAL TO APPROVE CERTAIN TERMS OF THE PERFORMANCE GOAL
                     UNDER THE MANAGEMENT ACHIEVEMENT PLAN

Introduction

   The Company has for many years had an annual incentive plan known as the Management Achievement Plan (the "Achievement Plan"). The Achievement Plan is designed to promote the financial success of the Company by providing key employees with an opportunity to earn financial rewards based upon the attainment of corporate, business unit and individual goals.

   After a comprehensive review of the Company's executive compensation program, the Board of Directors recently amended the Achievement Plan to provide that corporate and business unit goals will be measured against a performance goal known as Economic Value Added ("EVA"). EVA is the dollar amount determined by taking net operating profit after taxes and subtracting the cost of the capital needed to generate that profit. Previously, corporate and business unit awards under the Achievement Plan were based on return on assets (ROA). The Board believes that EVA is a better measure of financial success than ROA. For the reasons discussed below, shareholders are being asked to approve certain terms of this EVA performance goal under the Achievement Plan.

   The Internal Revenue Code was recently amended to add a new Section 162(m), which disallows federal income tax deductions for certain executive compensation in excess of $1 million per year ("$1 million limit"). Under Section 162(m), compensation that qualifies as "performance-based compensation" is not subject to the $1 million limit. One of the conditions to qualify cash bonuses as "performance-based compensation" is shareholder approval of the material terms of the performance goal on which the bonuses are based.

   Under applicable Pennsylvania law, the payment of such cash compensation to officers and employees is a matter within the authority of the Board of Directors (or a committee thereof) and does not require the approval of shareholders. However, approval by the Company's shareholders of the terms of the EVA performance goal is intended to permit the Company to grant annual incentive awards that qualify as "performance-based compensation" under Section 162(m). It should be noted that awards that do not qualify as "performance-based compensation," and which therefore may not be deductible compensation expense for the Company, may also be granted under the Plan in order to preserve flexibility, which is an important element of the Company's executive compensation program.

Description of the Achievement Plan

   The principal features of the Achievement Plan and of the administrative guidelines which the Management Development and Compensation Committee (the "Committee") has adopted to administer the Achievement Plan are described below.

Generally. The Achievement Plan is designed to promote the financial success of
- ---------
the Company by recognizing the significant contributions individual employees can make to the achievement of Company goals. Its objectives are to motivate key Company and subsidiary employees to produce outstanding results by providing the opportunity to earn financial rewards in relation to the attainment of corporate, business unit and individual goals. The Achievement Plan is based on the concept that the Company establishes for each participant at the beginning of the year a target incentive award based on the achievement of specific corporate, business unit and individual goals. When the year is over, the results actually achieved will be evaluated against these goals to determine the amount, if any, of additional compensation earned by individuals participating in the Achievement Plan.

Administration. The Achievement Plan is administered by the Committee with the
- --------------
advice and counsel of the Chairman and Chief Executive Officer. However, the Committee, in its sole discretion, establishes corporate and business unit performance goals and specific targets within such goals.

Eligibility to Receive Awards. Only key employees whose duties and
- -----------------------------
responsibilities give them the opportunity to make a continuing material and substantial impact on the achievement of Company goals are eligible to participate in the Achievement Plan. The Executive Office, which consists of the Chairman and Chief Executive Officer and the Executive Vice President, annually selects the nonofficer participants and make recommendations to the Committee regarding officer participants. Because the number of participants may change over time and because the selection of participants is discretionary, it is impossible to determine the number of persons who will be eligible for awards under the Achievement Plan during its term. However, it is anticipated that approximately 325 individuals, including Armstrong's Chief Executive Officer, will receive awards next year under the Achievement Plan.

Annual Incentive Awards. Under the Achievement Plan, an executive can earn cash
- -----------------------
awards in relation to the attainment of corporate, business unit and individual goals. A specific weighting is assigned to each of these three achievement segments where such segments are applicable. Each participant has a targeted annual incentive award which is expressed as a percentage of base salary earnings and varies with the participant's level of responsibility.

Incentive amounts earned under the corporate and business unit segments of the Achievement Plan are based on financial performance against predetermined financial goals. The amount of an annual incentive award paid to participants under the Achievement Plan in relation to the attainment of corporate or business unit goals will be based upon one or more of the following measures:
(i) EVA and (ii) return on stockholders' equity.

The amount of an annual incentive amount earned under the individual segment will be based upon the participant's achievements against predetermined goals which vary by individual. The individual goals are specific to the participant's position and can be either qualitative or quantitative. These goals are, to the extent possible, specific, measureable and related to actions that affect EVA or strategic Company objectives. The Committee reviews and approves the individual goals for the Chairman and Chief Executive Officer when such goals are used. For 1995, the entire incentive opportunity for the Chairman and Chief Executive Officer and the Executive Vice President will be based entirely on corporate EVA results. For all other participants, individual goals are established for each year by each such participant in consultation with his or her superior.

New Plan Benefits. The following sets forth the estimated amounts that will be
- -----------------
received by the persons or groups listed below if the target EVA performance goals are reached in 1995.

                     Name and Position                  Dollar Value ($)
                     -----------------                  ----------------
            G. A. Lorch                                     385,000
            Chairman and
            Chief Executive Officer

            E. A. Deaver                                    265,600
            Executive Vice President

            F. B. Starr                                     147,800
            President, Thomasville
            Furniture Industries, Inc.

            D. M. Draeger                                   162,700
            President, Worldwide
            Floor Products Operations

            H. A. Bradshaw                                  138,600
            President, Worldwide
            Building Products Operations

            All executive officers as a group             1,741,000

            All other eligible employees as a group       7,533,000
            (excluding executive officers)

Final Award Determinations. At the end of each award period, the final award
- --------------------------
amounts shall be computed based upon the attainment of the applicable performance measures and certified by the Committee.

Award Maximum. One of the conditions of excluding cash compensation from the $1
- -------------
million limit is shareholder approval of a maximum amount of compensation that may be paid to any one individual under the plan. For this purpose, the Committee has established $2 million as the maximum amount that may be paid to any participant under the Achievement Plan in any one year. It is not anticipated that awards under the Achievement Plan will reach this level in the near future.

Termination of Employment. Achievement Plan participants who terminate
- -------------------------
employment for reasons other than retirement, disability, death or involuntary termination not for cause prior to the completion of the plan year are not entitled to receive awards under the Achievement Plan. Achievement Plan participants who retire, become disabled, die, are involuntarily terminated for reasons other than cause or are reassigned to a noneligible position on or after the last workday of March may be eligible for awards on a prorated basis.

Amendment and Termination. The Board may amend or terminate the Achievement Plan
- -------------------------
so long as such action does not adversely affect any rights or obligations with respect to awards already outstanding under the Achievement Plan.

Federal Tax Consequences. Any cash received under an incentive award will be
- ------------------------
included in income at the time of receipt and will be subject to tax at ordinary income rates. Any incentive awards that are properly deferred under any Company Deferred Compensation Plan shall be taxable when actually or constructively distributed under such plan.

Shareholder Approval

   Shareholders are being asked to approve the material terms of the EVA performance goal under the Achievement Plan including (i) the EVA performance goal, (ii) eligibility to receive awards and (iii) the award maximum under the Plan. Approval of these terms requires the affirmative vote of at least a majority of the votes present either in person or by proxy at the meeting.

   If the shareholders do not approve the material terms of the EVA performance goal, annual incentive awards based upon that goal will not be paid to any officer that is subject to the limitations of Section 162(m).

   The Board of Directors recommends that the shareholders vote "FOR" this proposal. Proxies solicited by the Board of Directors will be so voted unless shareholders specify to the contrary in their proxies.

                             SHAREHOLDER PROPOSAL

   The New York City Employees' Retirement System has notified the Company that it will present the following resolution to modify the Company's existing confidential voting policy (the "Proposal") for consideration at the 1995 Annual Meeting of Shareholders. The Company's confidential voting policy is set forth below. In submitting the Proposal, the proponent disclosed holdings of 102,398 shares of Common Stock of the Company. To be adopted, this resolution, which is opposed by the Board of Directors, would require the affirmative vote of a majority of the votes present in person or by proxy at the annual meeting.

   In accordance with the applicable proxy regulations, the Proposal is set forth below:

   RESOLVED, that the shareholders of the Corporation request that the board of directors adopt and implement a policy requiring all proxies, ballots and voting tabulations that identify how shareholders voted be kept confidential, except when disclosure is mandated by law, such disclosure is expressly requested by a shareholder or during a contested election for the board of directors, and that the tabulators and the inspectors of election be independent and not the employees of the Corporation.

Shareholder Statement of Support

The confidential ballot is fundamental to the American political system. The reason for this protection is to ensure that voters are not subjected to actual or perceived coercive pressure. We believe that it is time that this fundamental principle of the confidential ballot be applied to public corporations.

Many excellent companies use confidential voting. None have reported any difficulty reaching quorums or meeting supermajority vote requirements and those surveyed reported that the added cost of implementing confidentiality was negligible.

Strong support was shown at the last annual meeting when 45.6% of the votes were cast in favor of this proposal.

It is our belief that all shareholders need the protection of a confidential ballot no less than voters in political elections. While we make no imputation that our company's management has acted coercively, the existence of this possibility is sufficient to justify confidentiality.

This resolution would permit shareholders to voluntarily disclose their vote to management by expressly requesting such disclosure on their proxy cards. Additionally, shareholders may disclose their vote to any other person they choose. This resolution would merely restrict the ability of the Corporation to have access to the vote of its shareholders without their specific consent.

Many shareholders believe confidentiality of ownership is ensured when shares are held in street or nominee name. This is not always the case. Management has various means of determining actual (beneficial) ownership. For instance, proxy solicitors have elaborate databases that can match account numbers with the identity of some owners. Moreover, why should shareholders have to transfer their shares to nominees in an attempt to maintain confidentiality? In our opinion, this resolution is the only way to ensure a secret ballot for all shareholders irrespective of how they choose to hold their shares.

We believe that confidential voting is one of the most basic reforms needed in the proxy voting system and that the system must be free of the possibility of pressure and the appearance of retaliation.

We hope that you would agree and vote FOR this proposal.
                                      ---

Statement in Opposition to the Shareholder Proposal

   The shareholder's Proposal disregards the fact that Armstrong already has a comprehensive confidential voting policy. The Company's confidential voting policy fairly addresses both the desire of some shareholders for confidential voting and the need of the Board of Directors to be able to fully "listen" to the shareholders.

   The proponent's Proposal was rejected by the Company's shareholders at the 1993 and 1994 annual meetings. In submitting the Proposal again this year, the proponent is effectively seeking to modify the Company's existing confidential voting policy. The Board of Directors has determined that the Proposal is not in the best interest of the Company or its shareholders. Accordingly, the Board urges shareholders to vote AGAINST the Proposal.

   The Board must serve in the best interest of all the Company's shareholders, large and small, independent and institutional. To so serve, the Board must be able to determine and to understand as clearly as possible how shareholders with different expectations vote on various issues, such as the present shareholder Proposal. The Board, after considering the various and often divergent interests and viewpoints of the shareholders, must proceed in the best interest of the Company and all of the shareholders. An open vote, rather than a confidential vote, fosters this process. The open voting process served the Company's shareholders fairly for many years. The existing policy seeks to address key issues of those who prefer confidential voting while preserving the essence of the Board's need to understand all of the Company's shareholders.

   The proponent concedes that there is "no imputation that [Armstrong] management has acted coercively" toward any shareholder group. The Board of Directors states unequivocally that it knows of no such coercion ever occurring at Armstrong and that such action would be contrary to Company policy. Proponent's suggestion of possible pressure or the appearance of retaliation is entirely hypothetical. The Company's corporate policy requires all directors, officers and employees of the Company to maintain high ethical standards and respect the inherent rights and dignity of all individuals. The rights of the shareholders of the Company to vote or give a proxy free from any pressure or threat of retaliation is expressly affirmed in the Company's policy.

   The Board of Directors believes proponent's Proposal goes too far in presuming all shareholders prefer confidential voting. Shares held by Armstrong employees in benefit plans are held in trust and voted by trustees who by the express terms of appointment by the Company are not permitted to disclose to anyone how the employee has voted. Other shareholders may choose confidential voting under the Company's policy. They may also choose to register their shares in the name of a bank, broker or other nominee, thus electing confidential treatment. Shareholders with whom the Company has a direct business relationship are individually contacted each year and given assurance that their vote shall be treated confidentially.

   The shareholder Proposal seeks to limit the ability of the Board of Directors to clarify issues directly with shareholders and counter erroneous statements in contests other than where the election of directors is involved. The Board thinks this is wrong and could lead to potential harm to the shareholders.

   The confidential voting policy set out below has been adopted by the Board of Directors and has been in effect since early 1994.


                     ARMSTRONG CONFIDENTIAL VOTING POLICY

   To respond to shareholders who prefer that their vote at shareholders' meetings not be made known to the Company, the Board of Directors of the Company has adopted the following policy governing the confidentiality of shareholder votes:

       The proxy ballot and voting process for the shareholders' meeting shall provide the means by which shareholders may expressly elect to have their votes treated confidentially.

       Acting in a coercive manner toward any shareholder is contrary to Company policy. The rights of the shareholders of the Company to vote or give a proxy free from any pressure or threat of retaliation is expressly affirmed.

       To underscore this policy, shareholders who the Company reasonably identifies as both holding a significant amount of Company stock and who may have a direct business relationship with the Company shall be contacted on an annual basis, informed of this policy statement and provided with assurances that their vote shall be treated confidentially in accordance with this policy. Furthermore, employee shareholders shall have their votes treated confidentially.

       To provide added assurance to those shareholders desiring confidential voting, the Company shall employ independent tabulators and judges of election for the shareholders' meetings. Company employees and agents assisting in the administration of the vote, solicitation, receipt and tabulation shall provide appropriate certification that they will treat shareholder votes confidentially in accordance with this policy.

       Excepting the second paragraph hereof, which shall apply in all shareholder voting, the foregoing shall not apply (a) in the event of a contested proxy solicitation, (b) if disclosure is necessary to meet state or federal legal requirements or where such information may be necessary to assist in making a claim or defending against a claim, or
       (c) if the shareholder requests or permits disclosure of its vote. To ensure a representative vote or quorum, proxy solicitors or independent tabulators (who have signed confidentiality certifications) may communicate with shareholders who have not voted.

       Shareholder comments on proxy cards shall be conveyed to the Company by the independent tabulators in such a fashion as to protect a confidential vote.

       The Board of Directors believes it is important that it understand the positions and preferences of its different shareholders on various issues. After considering the various and often divergent interests and viewpoints of the shareholders, the Board must proceed in the best interest of the Company and all of the shareholders. Accordingly, this policy shall not be construed so as to prohibit open and voluntary communication between the Company and its shareholders as to their voting policies or general preferences.

   Adoption of the shareholder's Proposal requires the affirmative vote of at least a majority of the votes present either in person or by proxy at the meeting. Unless otherwise directed, proxies will be voted AGAINST the shareholder's Proposal.

   The Board of Directors believes it has addressed the interests of most of those who prefer confidential voting and that it is in the interests of the Company and its shareholders to reject the Proposal and it recommends a vote AGAINST.

                             INDEPENDENT AUDITORS

   The Board of Directors, upon the recommendation of the Company's Audit Committee, appointed KPMG Peat Marwick LLP, independent certified public accountants, as auditors of the Company's financial statements for 1994. The Board of Directors at its February 27, 1995, meeting, upon recommendation of the Audit Committee, selected KPMG Peat Marwick LLP as auditors for 1995.

   A representative of KPMG Peat Marwick LLP will be present at the 1995 Annual Meeting to respond to appropriate questions and to make a statement if that representative so desires.

             1996 SHAREHOLDER PROPOSALS AND NOMINATING PROCEDURES

   Proposals of shareholders intended for inclusion in the Company's proxy statement relating to the 1996 Annual Meeting must be received at the Company's Principal Executive Offices (please address to the attention of L. A. Pulkrabek, Secretary) not later than November 17, 1995. Any such proposal must comply with Rule 14a-8 of Regulation 14A of the proxy rules of the Securities and Exchange Commission.

   The bylaws of the Company require that nominations for a director to be elected at the 1996 Annual Meeting, other than those made by the Board, be submitted to the Secretary of the Company not later than January 26, 1996. The bylaws also require that notice of such nominations contain certain information regarding the nominee and certain information regarding the nominating shareholder. Any shareholder may obtain a copy of the applicable bylaw from the Secretary of the Company upon written request.

                                 OTHER MATTERS

   The Board of Directors of the Company is not aware that any matter other than those listed in the notice of meeting is to be presented for action at the meeting. If any of the Board's nominees is unavailable for election as a director or if any other matter should properly come before the meeting, it is intended that votes will be cast pursuant to the proxy in respect thereto in accordance with the best judgment of the person or persons acting as proxies.

   Any shareholder who executes and returns the proxy may revoke the same at any time before it is exercised by filing with the Secretary of the Company written notice of such revocation or a duly executed proxy bearing a later date, or by attending the meeting and voting in person. Attendance at the meeting will not in and of itself constitute revocation of a proxy. Abstentions and broker nonvotes on any matter submitted to the shareholders for approval have the effect of votes against such matter since, under the Company's bylaws, the affirmative vote of at least a majority of the votes present and entitled to vote at the meeting, in person or by proxy, is necessary for approval of the matter. Broker nonvotes as to any matter are shares held by nominees which are present and voted at the meeting on matters as to which the nominee has discretionary authority but which are not voted on the matter in question because the nominee does not have discretionary voting authority as to such matter.

   The Company will pay the expense in connection with printing, assembling and mailing the notice of meeting, this proxy statement and the accompanying form of proxy. In addition to the use of mails, proxies may be solicited by directors, officers and other employees of the Company, personally or by telephone or telefax. The Company may request persons holding stock in their names or in the names of nominees to send proxy material to and obtain proxies from their principals and will reimburse such persons for their expenses in so doing. The Company has retained the services of Morrow & Co., a professional soliciting organization, to assist in soliciting proxies from brokerage houses, custodians, nominees and other fiduciaries. The fees and expenses of that firm for their services in connection with such solicitation are not expected to exceed $17,000.

   UPON WRITTEN REQUEST BY ANY SHAREHOLDER TO L. A. PULKRABEK, SENIOR VICE PRESIDENT, SECRETARY AND GENERAL COUNSEL, ARMSTRONG WORLD INDUSTRIES, INC., LIBERTY AND CHARLOTTE STREETS, P. O. BOX 3001, LANCASTER, PENNSYLVANIA 17604, A COPY OF THE COMPANY'S 1994 ANNUAL REPORT ON FORM 10-K WILL BE PROVIDED WITHOUT CHARGE.

March 17, 1995

                                   EXHIBIT A

                           THE AMENDED AND RESTATED
               RESTRICTED STOCK PLAN FOR NON-EMPLOYEE DIRECTORS

Section 1.  Purpose

   The purpose of the Plan is to enable the Company to promote the long-term, continuing success of the Company by providing a portion of the compensation for nonemployee directors in shares of Common Stock pursuant to the terms of the Plan in order to attract and retain persons of outstanding competence to serve on its Board of Directors; to provide competitive remuneration for such services; and to directly link a portion of the nonemployee director's long-term compensation to enhancement of stock value as a further incentive to promote a shareholder value perspective throughout the Company.

Section 2.  Administration

   The Plan shall be administered by the Board Development and Nominating Committee (the "Committee") of the Board. The Committee shall have responsibility to interpret conclusively provisions of the Plan and to decide all questions of fact arising in its application. Determinations made with respect to any individual Participant shall be made without participation by that Participant in such determination.

Section 3.  Participants

   Participation in the Plan is limited to persons who serve on the Board at any time while the Plan is in effect and who are not then currently "employees" of the Company (or its subsidiaries) within the meaning of the Employee Retirement Income Security Act of 1974, as amended. It is intended that all nonemployee Board members will be Participants in the Plan.

Section 4.  Shares Subject to Plan

   There is hereby reserved for the purpose of the Plan 100,000 shares of Common Stock which may be either authorized and unissued shares or treasury shares. The number of shares reserved pursuant to this Section 4 shall be subject to adjustment as provided in Section 7.2 of the Plan. In the event any shares issued pursuant to a restricted stock Award under the Plan are forfeited for any reason, such shares shall again be available for issuance pursuant to other restricted stock Awards under the Plan.

Section 5.  Awards

   Upon the effective date of the Plan, each Participant in the Plan shall receive an Award of 200 restricted shares of the Common Stock. Furthermore, upon the initial election of a director to the Board, whether at an annual election or to fill a vacancy, an Award consisting of 200 restricted shares of the Common Stock shall be made to such director. Additional Awards of restricted shares of the Common Stock will be made to each Participant in the Plan, who continues on the Board, each year effective as of July 1st of such year in the following amounts:

        Years                              Number of Restricted Shares
        -----                              ---------------------------
      1995-1996                                        200
      1997-1998                                        300
      1999-2000                                        400
 2001 and thereafter                                   500

Section 6.  Terms of the Awards

   6.1 Registration

      Each Award of restricted shares of Common Stock under the Plan shall be immediately registered on the transfer ledgers of the Company in the name of the Participant who receives the Award, subject to the other terms and conditions set forth in this Section 6.

   6.2 Dividends

      Each Participant shall have the right to receive all dividends and other distributions made with respect to restricted shares of Common Stock registered in his or her name, unless and until such shares are forfeited pursuant to the provisions of the Plan.

   6.3 Voting Rights

      Each Participant shall have the right to vote or execute proxies with respect to restricted shares of Common Stock registered in his or her name, unless and until such shares are forfeited pursuant to the provisions of the Plan.

   6.4 Possession, Issuance and Delivery

      Possession of the certificate representing restricted shares of Common Stock shall be retained by the Treasurer of the Company for the benefit of each Participant, but subject to the terms and conditions of the Plan, until the provisions of the Plan relating to removal of the restrictions have been satisfied as to particular restricted shares of Common Stock. Thereupon, the Treasurer of the Company shall promptly deliver the certificates for such shares to the Participant. Notwithstanding any other provision of the Plan, the issuance or delivery of any shares of Common Stock may be postponed for such period as may be required to comply with any applicable requirements of any national securities exchange or any requirements under any other law or regulation applicable to the issuance or delivery of such shares. The Company shall not be obligated to issue or deliver any such shares if the issuance or delivery thereof shall constitute a violation of any provision of any law or of any regulation of any governmental authority or any national securities exchange.

   6.5 Transfer Restrictions

      The shares of Common Stock awarded pursuant to the Plan may not be sold, assigned, pledged or otherwise transferred or encumbered by the Participant, unless and until the provisions of the Plan relating to removal of restrictions have been satisfied. Thereafter, a Participant may transfer or encumber such shares of Common Stock free from any restrictions under the Plan.

   6.6 Removal of Restrictions

      All of the shares of Common Stock issued pursuant to the Plan shall become free of the restrictions imposed by this Section 6 and shall become nonforfeitable upon the earliest to occur of the following:

      (a) the Participant's death or Disability while serving as a member of the Board;

      (b) failure of the Participant to be reelected to the Board after being duly nominated;

      (c) Retirement from the Board after six years of Board service; and

      (d) removal from the Board or failure to be duly nominated for reelection to the Board, in either event, following a Change in Control of the Company.

      In the event of any other termination of Board service by a Participant, except in the case of removal from the Board or failure to be duly nominated for reelection to the Board, a portion of the shares of Common Stock issued pursuant to the Plan shall thereupon become free of the restrictions imposed by this
Section 6 and shall thereupon become nonforfeitable in accordance with the following schedule:

     Full Years of Service From Date of
Initial Award to Participant Under the Plan                 Portion Freed of Restrictions
- -------------------------------------------                 -----------------------------
                   1                                                    20%
                   2                                                    40%
                   3                                                    60%
                   4                                                    80%
                   5                                                   100%

      For the purpose of this Section 6.6, the term "failure to be duly nominated for reelection to the Board" shall not include a failure to be nominated that results from a notification to the Company of the Participant's intention not to stand for reelection to the Board.

   6.7 Forfeiture

      Any termination from the Board of a Participant shall result in forfeiture of any restricted shares of Common Stock from which the restrictions have not been or are not thereby removed pursuant to Section 6.6. All forfeited shares of Common Stock shall revert to the Treasury of the Company.

Section 7.  General Provisions

   7.1 Definitions

      The capitalized terms as used in the Plan shall have the meaning set forth in this Section 7.1.

      (a) Award - Each grant of shares to each Participant.

      (b) Board - The Board of Directors of the Company.

      (c) Change in Control - If, within the previous five years, any "person" acquired "beneficial ownership" of 28% or more of the then outstanding "voting stock" of the Company or there has been a "business combination" with an "interested shareholder" that has not been approved by a majority of "disinterested directors." For the purpose of this subsection, the terms "person," "beneficial ownership," "voting stock," "disinterested director," "business combination" and "interested shareholder" shall have the meaning given to them in Article 7 of the Company's Articles of Incorporation as in effect on May 1, 1985.

      (d) Common Stock - Common Stock of the Company of the par value of $1.00 per share.

      (e) Company - Armstrong World Industries, Inc.

      (f) Disability - A medically determinable physical or mental impairment which renders a Participant substantially unable to function as a member of the Board.

      (g) Participant - Each director of the Board as described in Section 3 of the Plan.

      (h) Plan - The Restricted Stock Plan for Non-Employee Directors.

      (i) Retirement - Termination of status as a director pursuant to a written declaration by the director delivered to the Chairman of the Board; provided, that if such declaration is made (i) by a director who has not yet reached age 62 and (ii) in the year in which the director's term is scheduled to expire, it must be received by the Chairman of the Board prior to the Board's receipt of the Committee's recommendations regarding persons to be nominated (or renominated) for election as a director at the next annual meeting of shareholders.

   7.2 Adjustment in Number of Shares

      The number of shares of Common Stock specified in Section 4 to be reserved for the purposes of the Plan, and the number of shares of Common Stock specified in Section 5 to be included in the Awards to Participants and the class of shares subject to the Plan shall be adjusted by the Board at such time and in such manner as the Board, in its discretion, may determine to be appropriate to give effect to any subdivision or combination of the outstanding shares of Common Stock into a greater or lesser number of shares, stock dividend, reclassification of shares, reorganization, merger, consolidation, exchange of shares, change in par value or other change in the capitalization.

   7.3 Amendment and Discontinuance

      The Company reserves the right to amend, modify, suspend or terminate the Plan at any time by action of the Board, provided that such action shall not adversely affect any Participant's rights under the provisions of the Plan with respect to Awards which were made prior to such action, and further provided that any change in the definition of Participant under the Plan or in the number of shares available for grant under the Plan will be subject to the approval of the shareholders of the Company.

   7.4 Effective Date and Duration

      The Plan shall become effective June 25, 1990, subject to the subsequent approval of the shareholders of the Company. The Plan shall remain in effect until the earlier of the grant of all shares of Common Stock reserved for Awards under the Plan or the discontinuance of the Plan under Section 7.3.

                       [LOGO OF ARMSTRONG APPEARS HERE]

ARMSTRONG WORLD INDUSTRIES, INC.                                 PROXY
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY.

E. Allen Deaver and George A. Lorch, or any one or more of them, with power of substitution in each, are hereby authorized to represent the undersigned at the Annual Meeting of the Shareholders of Armstrong World Industries, Inc., to be held at the principal office of the Company, Armstrong House North, in Lancaster, Pennsylvania, on Monday, April 24, 1995, at 10:00 a.m., local time, and at any postponement or adjournment thereof, and thereat to vote, as indicated below, the same number of shares as the undersigned would be entitled to vote if then personally present including shares, if any, credited to the undersigned's account under the Company's shareholder dividend reinvestment plan.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE LISTED NOMINEES IN THE ELECTION OF DIRECTORS, FOR THE PROPOSAL TO AMEND THE RESTRICTED STOCK PLAN FOR NON-EMPLOYEE DIRECTORS, FOR THE PROPOSAL TO APPROVE CERTAIN TERMS OF THE PERFORMANCE GOAL UNDER THE MANAGEMENT ACHIEVEMENT PLAN, AND AGAINST THE SHAREHOLDER PROPOSAL.

                 THIS PROXY IS CONTINUED ON THE REVERSE SIDE.
             PLEASE SIGN ON THE REVERSE SIDE AND RETURN PROMPTLY.
- -------------------------------------------------------------------------------
If you plan to attend the Annual Meeting, please mark the Will Attend block.
An admission ticket will be mailed to you.

                                                                 WILL ATTEND [_]
- -------------------------------------------------------------------------------
Your vote will be treated confidentially if you mark the box just below.

[_] PLEASE TREAT MY VOTE CONFIDENTIALLY AS PER COMPANY POLICY.
- -------------------------------------------------------------------------------
The Board of Directors recommends a vote FOR Items 1,2 and 3, and AGAINST Item
4.
- -------------------------------------------------------------------------------
Item 1. ELECTION OF THREE DIRECTORS.

NOMINEES: E. Allen Deaver, James E. Marley and Jerre L. Stead

To withhold authority to vote for any individual nominee, write the nominee's name below.

FOR all nominees listed (except as marked to the contrary below)  [_]

WITHHOLD AUTHORITY to vote for all nominees  [_]

- -------------------------------------------------------------------------------
Item 2. Proposal to amend the Restricted Stock Plan for Non-Employee Directors.

                 FOR [_]        AGAINST [_]        ABSTAIN [_]
- -------------------------------------------------------------------------------
Item 3. Proposal to approve certain terms of the performance goal under the Management Achievement Plan.

                 FOR [_]        AGAINST [_]        ABSTAIN [_]
- -------------------------------------------------------------------------------
Item 4. Shareholder proposal

                 FOR [_]        AGAINST [_]        ABSTAIN [_]
- -------------------------------------------------------------------------------
In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any postponement or adjournment thereof. If necessary, cumulative voting rights will be exercised to secure the election of as many as possible of the Board of Directors' nominees.

Please mark, sign exactly as names(s) appears below), date and mail this card promptly in the postage prepaid return envelope provided. Executors, administrators, trustees, attorneys, guardians, etc., should so indicate when signing.
- -------------------------------------------------------------------------------
++++                              ++++   Date                            , 1995
+                                    +   --------------------------------------
                                         Signature
                                         ---------------------------------------
                                         Signature
                                         ---------------------------------------
+                                    +   Title or Authority
++++                              ++++   ---------------------------------------

                       [LOGO OF ARMSTRONG APPEARS HERE]

ARMSTRONG EMPLOYEE STOCK OWNERSHIP PLAN                  PARTICIPANT'S DIRECTION

TO: MELLON BANK, N.A., TRUSTEE UNDER THE ARMSTRONG WORLD INDUSTRIES, INC.
    EMPLOYEE STOCK OWNERSHIP PLAN ("SHARE IN SUCCESS PLAN")

Pursuant to your notice accompanied by the proxy material in connection with the Annual Meeting of Shareholders of Armstrong World Industries, Inc., to be held on Monday, April 24, 1995, I direct that you execute a proxy in the form solicited by the Board of Directors of Armstrong World Industries, Inc. with respect to all shares of Series A ESOP Convertible Preferred Stock and all shares of Common Stock to which I have the right to give voting directions under the Armstrong World Industries, Inc. Employee Stock Ownership Plan ("Share in Success Plan") as follows. I understand you will hold these directions strictly confidential.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE LISTED NOMINEES IN THE ELECTION OF DIRECTORS, FOR THE PROPOSAL TO AMEND THE RESTRICTED STOCK PLAN FOR NON-EMPLOYEE DIRECTORS, FOR THE PROPOSAL TO APPROVE CERTAIN TERMS OF THE PERFORMANCE GOAL UNDER THE MANAGEMENT ACHIEVEMENT PLAN, AND AGAINST THE SHAREHOLDER PROPOSAL. IF THIS CARD IS NOT RETURNED, THE SHARES OVER WHICH YOU HAVE VOTING CONTROL WILL BE VOTED IN THE SAME PROPORTION AS THOSE SHARES FOR WHICH THE TRUSTEE RECEIVES DIRECTION.

                 THIS PROXY IS CONTINUED ON THE REVERSE SIDE.
             PLEASE SIGN ON THE REVERSE SIDE AND RETURN PROMPTLY.

- -------------------------------------------------------------------------------
If you plan to attend the Annual Meeting, please mark the Will Attend block. An admission ticket will be mailed to you.
                                                                 WILL ATTEND [_]
- -------------------------------------------------------------------------------
The Board of Directors recommends a vote FOR Items 1,2 and 3, and AGAINST Item
4.
- -------------------------------------------------------------------------------
Item 1. ELECTION OF THREE DIRECTORS.

NOMINEES: E. Allen Deaver, James E. Marley and Jerre L. Stead

To withhold authority to vote for any individual nominee, write the nominee's name below.

FOR all nominees listed (except as marked to the contrary below)  [_]

WITHHOLD AUTHORITY to vote for all nominees  [_]

- -------------------------------------------------------------------------------
Item 2. Proposal to amend the Restricted Stock Plan for Non-Employee Directors.

                 FOR [_]        AGAINST [_]        ABSTAIN [_]
- -------------------------------------------------------------------------------
Item 3. Proposal to approve certain terms of the performance goal under the Management Achievement Plan.

                 FOR [_]        AGAINST [_]        ABSTAIN [_]
- -------------------------------------------------------------------------------
Item 4. Shareholder proposal

                 FOR [_]        AGAINST [_]        ABSTAIN [_]
- -------------------------------------------------------------------------------
In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any postponement or adjournment thereof. If necessary, cumulative voting rights will be exercised to secure the election of as many as possible of the Board of Directors' nominees.

Please mark, sign exactly as names(s) appears below), date and mail this card promptly in the postage prepaid return envelope provided. Executors, administrators, trustees, attorneys, guardians, etc., should so indicate when signing.
- -------------------------------------------------------------------------------
++++                             ++++    Date                            , 1995
+                                   +    --------------------------------------
                                         Signature
                                         ---------------------------------------


+                                   +
++++                             ++++

                       [LOGO OF ARMSTRONG APPEARS HERE]

ARMSTRONG RETIREMENT SAVINGS PLANS                       PARTICIPANT'S DIRECTION

TO: FIDELITY MANAGEMENT TRUST CO., TRUSTEE UNDER THE RETIREMENT SAVINGS PLANS
    OF ARMSTRONG WORLD INDUSTRIES, INC.

Pursuant to your notice accompanied by the proxy material in connection with the Annual Meeting of Shareholders of Armstrong World Industries, Inc., to be held on Monday, April 24, 1995, I direct that you execute a proxy in the form solicited by the board of Directors of Armstrong World Industries, Inc. with respect to all shares of Common Stock as to which I have the right to give voting directions under the Retirement Savings Plan for Hourly-Paid Employees of the Armstrong World Industries, Inc., the Retirement Savings Plan for Salaried Employees of Armstrong World Industries, Inc., or the Retirement Savings Plan for Hourly-Paid Employees of Thomasville Furniture, Inc., the Retirement Savings Plan for Salaried Employees of American Olean Tile Company, Inc., or the Retirement Savings Plan for Production and Maintenance Employees of American Olean Tile Company, Inc., as follows. I understand you will hold these directions strictly confidential.


THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE LISTED NOMINEES IN THE ELECTION OF DIRECTORS, FOR THE PROPOSAL TO AMEND THE RESTRICTED STOCK PLAN FOR NON-EMPLOYEE DIRECTORS, FOR THE PROPOSAL TO APPROVE CERTAIN TERMS OF THE PERFORMANCE GOAL UNDER THE MANAGEMENT ACHIEVEMENT PLAN, AND AGAINST THE SHAREHOLDER PROPOSAL. IF THIS CARD IS NOT RETURNED, THE SHARES OVER WHICH YOU HAVE VOTING CONTROL WILL BE VOTED IN THE SAME PROPORTION AS THOSE SHARES FOR WHICH THE TRUSTEE RECEIVES DIRECTION.

                 THIS PROXY IS CONTINUED ON THE REVERSE SIDE.
             PLEASE SIGN ON THE REVERSE SIDE AND RETURN PROMPTLY.

- -------------------------------------------------------------------------------
If you plan to attend the Annual Meeting, mark the Will Attend block. An admission ticket will be mailed to you.

                                                                 WILL ATTEND [_]
- -------------------------------------------------------------------------------
The Board of Directors recommends a vote FOR Items 1,2 and 3, and AGAINST Item
4.
- -------------------------------------------------------------------------------
Item 1. ELECTION OF THREE DIRECTORS.

NOMINEES: E. Allen Deaver, James E. Marley and Jerre L. Stead

To withhold authority to vote for any individual nominee, write the nominee's name below.

FOR all nominees listed (except as marked to the contrary below)  [_]

WITHHOLD AUTHORITY to vote for all nominees  [_]

- -------------------------------------------------------------------------------
Item 2. Proposal to amend the Restricted Stock Plan for Non-Employee Directors.

                 FOR [_]        AGAINST [_]        ABSTAIN [_]
- -------------------------------------------------------------------------------
Item 3. Proposal to approve certain terms of the performance goal under the Management Achievement Plan.

                 FOR [_]        AGAINST [_]        ABSTAIN [_]
- -------------------------------------------------------------------------------
Item 4. Shareholder proposal

                 FOR [_]        AGAINST [_]        ABSTAIN [_]
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In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any postponement or adjournment thereof. If necessary, cumulative voting rights will exercised to secure the election of as many as possible of the Board of Directors' nominees.

Please mark, sign exactly as names(s) appears below), date and mail this card promptly in the postage prepaid return envelope provided. Executors, administrators, trustees, attorneys, guardians, etc., should so indicate when signing.
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++++                              ++++   Date                            , 1995
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                                         Signature
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